Exhibit 10.1


EXECUTION COPY




$90,000,000
CREDIT AGREEMENT,
dated as of June 29, 2001,
among
THE PEP BOYS - MANNY, MOE & JACK
as the Borrower,
and
CERTAIN FINANCIAL INSTITUTIONS,
as the Lenders,
and
GMAC BUSINESS CREDIT, LLC,
as Lead Arranger, Syndication Agent
and as the Agent for the Lenders.

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS                                    1
SECTION 1.1     DEFINED TERMS                                                 1
SECTION 1.2     USE OF DEFINED TERMS                                         23
SECTION 1.3     CROSS-REFERENCES                                             23
SECTION 1.4     ACCOUNTING AND FINANCIAL DETERMINATIONS                      24
ARTICLE II COMMITMENTS, BORROWING PROCEDURES AND NOTES                       24
SECTION 2.1     COMMITMENTS                                                  24
SECTION 2.1.1   TERM LOAN COMMITMENTS                                        24
SECTION 2.2     LENDERS NOT PERMITTED OR REQUIRED TO MAKE CREDIT EXTENSIONS  24
SECTION 2.3     BORROWING PROCEDURES                                         25
SECTION 2.4     CONTINUATION AND CONVERSION ELECTIONS                        25
SECTION 2.5     FUNDING                                                      26
SECTION 2.6     NOTES                                                        26
ARTICLE III REPAYMENTS, PREPAYMENTS, INTEREST AND FEES                       26
SECTION 3.1     REPAYMENTS AND PREPAYMENTS                                   26
SECTION 3.1.1   VOLUNTARY PREPAYMENTS                                        26
SECTION 3.1.2   MANDATORY REPAYMENTS AND PREPAYMENTS                         27
SECTION 3.2     INTEREST PROVISIONS                                          28
SECTION 3.2.1   RATES                                                        28
SECTION 3.2.2   POST-DEFAULT RATES                                           29
SECTION 3.2.3   PAYMENT DATES                                                29
SECTION 3.3     EARLY PREPAYMENT FEE                                         29
ARTICLE IV CERTAIN LIBO RATE AND OTHER PROVISION                             30
SECTION 4.1     LIBO RATE LENDING UNLAWFUL                                   30
SECTION 4.2     INABILITY TO DETERMINE RATES                                 30
SECTION 4.3     INCREASED COSTS, ETC                                         30
SECTION 4.4     FUNDING LOSSES                                               31
SECTION 4.5     INCREASED CAPITAL COSTS                                      31
SECTION 4.6     TAXES                                                        32
SECTION 4.7     PAYMENTS, COMPUTATIONS, ETC                                  33
SECTION 4.8     SHARING OF PAYMENTS                                          34
SECTION 4.9     SETOFF                                                       34
SECTION 4.10    USE OF PROCEEDS                                              35
ARTICLE V CONDITIONS TO CREDIT EXTENSIONS                                    35
SECTION 5.1     CREDIT EXTENSION                                             35
SECTION 5.1.1   AGREEMENT                                                    35
SECTION 5.1.2   RESOLUTIONS, GOOD STANDING, ETC                              35
SECTION 5.1.3   DELIVERY OF NOTES                                            36
SECTION 5.1.4   REQUIRED CONSENTS AND APPROVALS                              36
SECTION 5.1.5   BORROWING REQUEST, ETC                                       36
SECTION 5.1.6   OPINIONS OF COUNSEL                                          36
SECTION 5.1.7   INTERCREDITOR AGREEMENT                                      36
SECTION 5.1.8   FINANCIAL INFORMATION, ETC                                   37
SECTION 5.1.9   COMPLIANCE WITH WARRANTIES, NO DEFAULT, ETC                  37
SECTION 5.1.10  MORTGAGES, ETC                                               37
SECTION 5.1.11  UCC SEARCH RESULTS, ETC                                      38
SECTION 5.1.12  SECURITY AGREEMENT, FILINGS, ETC                             39
SECTION 5.1.13  SOLVENCY CERTIFICATE                                         39
SECTION 5.1.14  CLOSING DATE CERTIFICATE                                     39
SECTION 5.1.15  SATISFACTORY DUE DILIGENCE                                   39
SECTION 5.1.16  ENVIRONMENTAL MATTERS                                        40
SECTION 5.1.17  COPIES OF MATERIAL AGREEMENTS; CONSENT AND AGREEMENTS        40
SECTION 5.1.18  VALUATION REPORTS                                            40
SECTION 5.1.19  AGENT'S CLOSING FEES, EXPENSES, ETC                          40
SECTION 5.1.20  EVIDENCE OF INSURANCE                                        40
SECTION 5.1.21  GUARANTY                                                     40
SECTION 5.1.22  SATISFACTORY LEGAL FORM                                      40
ARTICLE VI REPRESENTATIONS AND WARRANTIES                                    41
SECTION 6.1     ORGANIZATION, ETC                                            41
SECTION 6.2     DUE AUTHORIZATION, NON-CONTRAVENTION, ETC                    41
SECTION 6.3     GOVERNMENT APPROVAL, REGULATION, ETC                         42
SECTION 6.4     VALIDITY, ETC                                                42
SECTION 6.5     FINANCIAL INFORMATION                                        42
SECTION 6.6     NO MATERIAL ADVERSE CHANGE                                   42
SECTION 6.7     LITIGATION, LABOR CONTROVERSIES, ETC                         43
SECTION 6.8     COMPLIANCE WITH LAWS                                         43
SECTION 6.9     OWNERSHIP OF PROPERTIES                                      43
SECTION 6.10    TAXES                                                        43
SECTION 6.11    ERISA                                                        43
SECTION 6.12    ENVIRONMENTAL WARRANTIES                                     44
SECTION 6.13    REAL ESTATE, LEASE.                                          45
SECTION 6.14    ACCURACY OF INFORMATION                                      45
SECTION 6.15    ABSENCE OF DEFAULT                                           46
SECTION 6.16    REGULATIONS T, U AND X                                       46
SECTION 6.17    GOVERNMENT REGULATION                                        46
SECTION 6.18    MATERIAL AGREEMENTS                                          46
SECTION 6.19    SOLVENCY                                                     47
SECTION 6.20    INSURANCE                                                    47
ARTICLE VII COVENANTS                                                        47
SECTION 7.1     AFFIRMATIVE COVENANTS                                        47
SECTION 7.1.1   FINANCIAL INFORMATION, REPORTS, NOTICES, ETC         .       47
SECTION 7.1.2   COMPLIANCE WITH LAWS; PAYMENT OF OBLIGATIONS                 50
SECTION 7.1.3   MAINTENANCE OF PROPERTIES                                    50
SECTION 7.1.4   INSURANCE                                                    51
SECTION 7.1.5   BOOKS AND RECORDS; INSPECTIONS                               52
SECTION 7.1.6   ENVIRONMENTAL COVENANTS                                      52
SECTION 7.1.7   FURTHER ASSURANCES                                           54
SECTION 7.2     NEGATIVE COVENANTS                                           55
SECTION 7.2.1   BUSINESS ACTIVITIES                                          55
SECTION 7.2.2   INDEBTEDNESS                                                 55
SECTION 7.2.3   LIENS                                                        55
SECTION 7.2.4   FINANCIAL CONDITION                                          56
SECTION 7.2.5   INVESTMENTS                                                  56
SECTION 7.2.6   RESTRICTED PAYMENTS, ETC.                                    59
SECTION 7.2.7   CONSOLIDATION, MERGER, ETC                                   59
SECTION 7.2.8   ASSET DISPOSITIONS, ETC                                      60
SECTION 7.2.9   MODIFICATION OF CERTAIN AGREEMENTS                           61
SECTION 7.2.10  TRANSACTIONS WITH AFFILIATES                                 61
SECTION 7.2.11  NEGATIVE PLEDGES, RESTRICTIVE AGREEMENTS, ETC                62
SECTION 7.2.12  FISCAL YEAR AND FISCAL QUARTER END                           62
SECTION 7.2.13  LIMITATION OF RESTRICTIONS AFFECTING SUBSIDIARIES            62
ARTICLE VIII EVENTS OF DEFAULT                                               63
SECTION 8.1     LISTING OF EVENTS OF DEFAULT                                 63
SECTION 8.1.1   NON-PAYMENT OF OBLIGATIONS                                   63
SECTION 8.1.2   BREACH OF REPRESENTATIONS AND WARRANTIES                     63
SECTION 8.1.3   NON-PERFORMANCE OF CERTAIN COVENANTS AND OBLIGATIONS         64
SECTION 8.1.4   NON-PERFORMANCE OF OTHER COVENANTS AND OBLIGATIONS           64
SECTION 8.1.5   DEFAULT ON OTHER INDEBTEDNESS                                64
SECTION 8.1.6   JUDGMENTS                                                    64
SECTION 8.1.7   ERISA EVENTS                                                 64
SECTION 8.1.8   CHANGE IN CONTROL                                            65
SECTION 8.1.9   BANKRUPTCY, INSOLVENCY, ETC                                  65
SECTION 8.1.10  IMPAIRMENT OF LOAN DOCUMENTS, SECURITY, ETC                  65
SECTION 8.1.11  NON-PAYMENT OF TAXES                                         66
SECTION 8.1.12  IMPAIRMENT OF MATERIAL AGREEMENTS                            66
SECTION 8.1.13  MATERIAL ADVERSE CHANGE                                      66
SECTION 8.2     ACTION IF BANKRUPTCY                                         66
SECTION 8.3     ACTION IF OTHER EVENT OF DEFAULT                             66
SECTION 8.4     FORECLOSURE ON COLLATERAL                                    66
SECTION 8.5     PAYMENTS UPON ACCELERATION                                   66
ARTICLE IX THE AGENT                                                         67
SECTION 9.1     ACTIONS                                                      67
SECTION 9.2     FUNDING RELIANCE, ETC                                        68
SECTION 9.3     EXCULPATION                                                  68
SECTION 9.4     SUCCESSOR                                                    68
SECTION 9.5     CREDIT EXTENSIONS BY GMAC                                    69
SECTION 9.6     CREDIT DECISIONS                                             69
SECTION 9.7     COPIES, ETC                                                  69
SECTION 9.8     CERTAIN COLLATERAL MATTERS                                   69
ARTICLE X MISCELLANEOUS PROVISIONS                                           70
SECTION 10.1    WAIVERS, AMENDMENTS, ETC                                     70
SECTION 10.2    NOTICES                                                      71
SECTION 10.3    PAYMENT OF COSTS AND EXPENSE                                 71
SECTION 10.4    INDEMNIFICATION                                              72
SECTION 10.5    SURVIVAL                                                     74
SECTION 10.6    SEVERABILITY                                                 74
SECTION 10.7    HEADINGS                                                     74
SECTION 10.8    EXECUTION IN COUNTERPARTS, EFFECTIVENESS, ETC                74
SECTION 10.9    GOVERNING LAW; ENTIRE AGREEMENT                              74
SECTION 10.10   SUCCESSORS AND ASSIGNS                                       74
SECTION 10.11   SALE AND TRANSFER OF LOANS AND NOTES;
                PARTICIPATIONS IN LOANS AND NOTES                            75
SECTION 10.11.1 ASSIGNMENTS                                                  75
SECTION 10.11.2 PARTICIPATIONS                                               76
SECTION 10.12   OTHER TRANSACTIONS                                           77
SECTION 10.13   FORUM SELECTION AND CONSENT TO JURISDICTION                  77
SECTION 10.14   WAIVER OF JURY TRIAL, ETC                                    78
SECTION 10.15   WAIVER OF CERTAIN CLAIMS                                     78

 SCHEDULES AND EXHIBITS

SCHEDULE I              Disclosure Schedule
SCHEDULE II     Percentages
SCHEDULE III    Administrative Information
SCHEDULE IV     Pledged Property
SCHEDULE V      Negative Pledge Real Estate Property
SCHEDULE VI     Negative Pledge Non-Real Estate Property

EXHIBIT A       -       Form of Term A Note
EXHIBIT B       -       Form of Term B Note
EXHIBIT C-1     -       Form of Borrowing Request
EXHIBIT C-2     -       Form of Continuation/Conversion Notice
EXHIBIT D       -       Form of Lender Assignment Agreement
EXHIBIT E       -       Form of Compliance Certificate
EXHIBIT F       -       Form of Security Agreement
EXHIBIT G       -       [Intentionally omitted.]
EXHIBIT H       -       Form of Guaranty
EXHIBIT I       -       Form of Closing Date Certificate
EXHIBIT J       -       Form of Solvency Certificate
EXHIBIT K               Form of Intercreditor Agreement
EXHIBIT L-1     -       Form of Opinion of New York Counsel to the Borrower
EXHIBIT L-2     -       Form of Opinion of Local Counsel to the Borrower
EXHIBIT M-1             Form of Mortgage (Fee)
EXHIBIT M-2             Form of Deed of Trust
 CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of June 29, 2001, among THE PEP BOYS - MANNY, MOE & JACK, a Pennsylvania corporation (the "Borrower"), the various financial institutions as are, or may from time to time become, parties hereto (collectively, the "Lenders"), and GMAC BUSINESS CREDIT, LLC ("GMAC") as lead arranger, syndication agent and as agent (in such capacity, the "Agent") for the Lenders.
W I T N E S S E T H:

WHEREAS, the Borrower and its Subsidiaries (such capitalized term and all other capitalized terms used in these recitals without definition shall have the meanings provided for in Article I hereto) are engaged in the sale of automotive parts and accessories and automobile repair and related services; WHEREAS, the Borrower desires to obtain from the Lenders
(a) a Term A Loan Commitment pursuant to which Term A Loans will be made by the Term A Lenders on the Closing Date in an aggregate principal amount not to exceed $45,000,000; and
(b) a Term B Loan Commitment pursuant to which Term B Loans will be made by the Term B Lenders on the Closing Date in an aggregate principal amount not to exceed $45,000,000; and
WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments and make such Loans to the Borrower;
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
"Accounting Change" is defined in Section 1.4.
"Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power
(a) to vote 10% or more of the securities (on a fully diluted basis) or other interests having ordinary voting power for the election of directors or managing general partners; or

(b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Agent pursuant to Section 9.4. "Agreement" means this Credit Agreement, as amended, supplemented, restated or otherwise modified from time to time.
"Alternate Base Rate" shall mean, for any day, a rate per annum equal to the prime rate of interest quoted from time to time in the Eastern Edition of The Wall Street Journal or, if not so published, the prime or base rate of interest announced from time to time by Citibank, N.A. (or such other reference bank as the Agent may select (in good faith)), which rate of interest may not, in any event, be the lowest rate of interest charged by such bank for extensions of credit.
"Applicable Margin" means
(a) with respect to the unpaid principal amount of each Term A Loan constituting (i) a Base Rate Loan, 2.65%; and (ii) a LIBO Rate Loan, 3.65%;
and

(b) with respect to the unpaid principal amount of each Term B Loan constituting (i) a Base Rate Loan, 2.95% and (ii) a LIBO Rate Loan, 3.95%.

"Appraised Value of Collateral" means the valuation established for the Collateral pursuant to the valuation reports delivered pursuant to Section 5.1.18.
"Assignee Lender" is defined in clause (a) of Section 10.11.1.
"Assignor Lender" is defined in clause (a) of Section 10.11.1.
"Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Agent and the Lenders pursuant to Section 5.1.2.
"Base Rate Loan" means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.
"Borrower" is defined in the preamble.
"Borrowing" means Loans of the same Type.
"Borrowing Request" means the Borrowing Request, duly executed by an Authorized
 Officer of the Borrower, in substantially the form of Exhibit C-1 hereto. "Business Day" means:
(a) any day on which the Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and

(b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank eurodollar market.
"Business Enterprise" is defined in clause (n) of Section 7.2.5.
"Capital Expenditures" means, for any period, the sum of
(a) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets or additions to plant, property or equipment (including replacements and capitalized repairs) made during such period which, in accordance with GAAP, would be classified as capital expenditures; and

(b) the aggregate amount of all Capitalized Lease Liabilities payments during such period.

"Capitalized Lease Liabilities" means all monetary obligations of the Borrower, as lessee, or any of its Subsidiaries under any leasing or similar arrangement with respect to any real or personal property which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
"Cash Equivalent Investment" means, at any time:
(a) any evidence of Indebtedness, maturing not more than one year after the date of issuance, issued or guaranteed by the United States Government;

(b) commercial paper, maturing not more than nine months from the date of issuance and rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc., which is issued by

(i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia, or

(ii)    any Lender or any Affiliate thereof;

(c) any certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by a Lender or a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $1,000,000,000; or

(d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)) secured by a fully perfected Lien in any securities of the type described in any of clauses
(a) through (c), having a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such Lender or other commercial banking institution; or
(e) investments in the Merrill Lynch Premier Institutional Fund.

"Casualty Event" means the damage, destruction or condemnation, as the case may be, of any Collateral or Negative Pledge Property.
"Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds (excluding payments of business interruption insurance) or condemnation awards received by the Borrower or any of its Subsidiaries in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a Lien on the property which is the subject of such Casualty Event which Lien (x) is permitted by Section
7.2.3 and (y) has priority over the Liens securing the Obligations.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
"CERCLIS" means the Comprehensive Environmental Response Compensation, and Liability Information System from time to time.
"Change of Control" means
(a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Borrower or any Subsidiary to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than as permitted in Section 7.2.7;

(b) the liquidation or dissolution of the Borrower or any Subsidiary or the adoption of a plan by the stockholders of the Borrower or any Subsidiary relating to the dissolution or liquidation of the Borrower or any Subsidiary other than as permitted in Section 7.2.7;

(c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of fifty (50%) percent or more of the voting power of the total outstanding Voting Stock of the Borrower;

(d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose nomination for election by the stockholders of the Borrower, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then still in office; or

(e) the failure of the Borrower to own, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding Voting Stock of any Subsidiary.

"Class" means each separate class of Lenders comprising the Term A Lenders or the Term B Lenders, as the case may be.
"Closing Date" means the first date on which all of the conditions precedent set forth in Article V are satisfied.
"Closing Date Letter" means the letter agreement, dated as of the Closing Date between the Borrower and the Agent.
"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
 "Collateral" means any assets of the Borrower, any of its Subsidiaries or any other Obligor that is subject to a Lien pursuant to any Loan Document.
 "Collateral Trigger Date" means the first date on which the Leverage Ratio is greater than 5.0:1.0.
"Commitment" means, as the context may require, a Lender's Term A Loan Commitment or Term B Loan Commitment.
"Commitment Amount" means, as the context may require, either the Term A Loan Commitment Amount or the Term B Loan Commitment Amount.
"Commitment Termination Date" means the earlier of
(a)     immediately after the making of the Credit Extension; or

(b)     the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clause (a) or (b), the Term Loan Commitments shall terminate automatically and without any further action. "Commitment Termination Event" means
(a)     the occurrence of any Default described in clauses (a) through (d) of
Section 8.1.9; or

(b) the occurrence and continuance of any other Event of Default and the giving of notice by the Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

"Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is a part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.
"Compliance Certificate" means a Compliance Certificate duly executed by a Financial Officer, substantially in the form of Exhibit E hereto, together with such changes thereto as the Agent may from time to time reasonably request for the purpose of monitoring the Borrower's compliance with the financial covenants contained herein.
"Consolidated Debt" means the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type referred to in clause
(a), (c), (e), (f) or (h) of the definition of "Indebtedness"; it being understood and agreed that Consolidated Debt shall include the Credit Extensions.
"Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The principal amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby. "Continuation/Conversion Notice" means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C-2 hereto.
"Credit Extension" means the making of a Loan by a Lender.
"Default" means any Event of Default or any condition, occurrence or event, which, after notice or lapse of time or both, would constitute an Event of Default.
"Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.
"Direct Competitor" means any Person engaged principally in the wholesale and/or retail sale of automotive parts, tires and/or accessories, automotive maintenance and/or service and installation of parts.
"Disposition" (or similar words such as "Dispose") means any sale, transfer, lease, sublease, contribution or other conveyance of, or the granting of options or other rights to acquire any of the Collateral or Negative Pledge Property.
"Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Agent and the
Required Lenders.
"Dollar" and the symbol "$" mean lawful money of the United States.
"Domestic Office" means, relative to any Lender, the office of such Lender designated as such on Schedule III hereto or designated in a Lender Assignment Agreement, or such other office of a Lender (or any successor or assign of such
 Lender) within the United States as may be designated from time to time by notice from such Lender to the Borrower and the Agent.
"EBITDA" means, for any period, the sum, without duplication, for such period, of
(a)     Net  Income during such period;

plus

(b) the amount deducted, in determining Net Income, of all income taxes (whether paid or deferred) of the Borrower and its Subsidiaries during such period;

plus

(c)     Interest Expense during such period;

plus

(d) the amount deducted, in determining Net Income, representing amortization and depreciation of assets and other non-cash charges of the Borrower and its Subsidiaries during such period.
"EBITDAR" means, for any period, the sum, without duplication, for such period of
(a)     EBITDA during such period;

plus

(b)     Lease Expense for such period.

"Effective Date" means the date this Agreement becomes effective pursuant to Section 10.8.
"Environmental Consultant" is defined in clause (b) of Section 7.1.6. "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment, preservation or reclamation of natural resources, the management, Release of any Hazardous Material or to health and safety matters, including CERCLA and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing. "Environmental Violation" means any activity, occurrence or condition that violates or threatens (if the threat requires remediation under any Environmental Law and must be remediated during any grace period allowed under such Environmental Law) to violate or results in or threatens (if the threat requires remediation under any Environmental Law and must be remediated during any grace period allowed under such Environmental Law) to result in noncompliance with any Environmental Law or requires investigation, remediation or monitoring under any Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and
Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means
(a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived);
(b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived;
(c) the filing pursuant to Section 412 (d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d) the incurrence by the Borrower or any of it ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;
(f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or
 Multiemployer Plan; or
(g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan form the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
"Event of Default" is defined in Section 8.1.
"Excess Availability" has the meaning assigned to such term in the Existing Revolving Credit Agreement (as in effect on the date hereof).
"Excess Cash Flow" means, for any Fiscal Year, the sum for such Fiscal Year of:
(a)     EBITDA;

minus

(b)     the sum of

(i)     Capital Expenditures made in cash by the Borrower and its Subsidiaries;

plus

(ii)    (A) all prepayments and repayments of (I) Term Loans pursuant to
Section 3.1.1, or (II) any Term Loan pursuant to clause (a) or (b) of
Section 3.1.2 or (B) any scheduled amortization payments actually made in respect of Funded Debt permitted hereunder;

plus

(iii) all income taxes actually paid in cash during such Fiscal Year by the Borrower and its Subsidiaries;

plus

(iv)    Interest Expense paid in cash.

 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Existing Revolving Credit Agreement" means the Loan and Security Agreement, dated as of September 22, 2000, by and between Congress Financial Corporation and the Borrower, as the same may be amended, restated or otherwise modified from time to time.
"Financial Officer" means the chief financial officer or Vice President-Finance of the Borrower.
"Fiscal Month" means any month of a Fiscal Year.
"Fiscal Quarter" means any quarter of a Fiscal Year.
"Fiscal Year" means any period of fifty-two or fifty-three, as the case may be, consecutive weeks ending on the Saturday closest to January 31 of each year. "Flexi-Trust" means the Trust established pursuant to Flexi-Trust Agreement. "Flexi-Trust Agreement" means the Trust Agreement, effective as of April 29, 1994, between Pep Boys and First Union National Bank, as Trustee. "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.
"Funded Debt" means the difference of
        (a) the aggregate amount of Consolidated Debt which
(i)     matures more than one year from the date of creation;

(ii) matures within one year from the date of creation but is renewable or extendible, at the sole option of the Borrower or any of its Subsidiaries, to a date more than one year from such date; or

(iii) arises under a revolving credit or similar agreement which obligates the lender or lenders thereof to extend such Indebtedness for a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans;

less

(b) prior to September 20, 2001, the LYONS Set-Aside Amount, so long as such funds are not subject to any Lien (other than Liens in favor of the Agent).

"GAAP" is defined in Section 1.4.
"GMAC" is defined in the preamble.
"Guarantor" means each Subsidiary of the Borrower, which owns, leases or holds any Collateral or Negative Pledge Collateral.
"Guaranty" means the Guaranty substantially in the form of Exhibit H hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.
"Hazardous Material" means
(a)     any "hazardous substance" as defined by CERCLA;

(b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act;

(c) any petroleum product including, without limitation, waste oil, used oil or wastewater containing petroleum products; or

(d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under any Rate Protection Agreement.
"herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document. "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification
(a)     which is of a "going concern" or similar nature;

(b) which relates to the limited scope of examination of matters relevant to such financial statement; or

(c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause there to exist a Default or Event of Default.

"Improvements" means, with respect to any Mortgaged Property, all buildings, structures and other improvements now or hereafter existing, created or placed on or under the Mortgaged Property, or in any way used in connection with the use, enjoyment, occupancy or operation of the Mortgaged Property or any portion thereof, and all fixtures of every kind and nature whatsoever now or hereafter owned by any of the Borrower or its Subsidiaries and used or procured for use in connection with the Mortgaged Property.
"including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that where general words are followed by a specific listing of items, the general words shall be given their widest meaning, and shall not be limited by an enumeration of specific matters. "Indebtedness" of any Person means, without duplication:
(a) all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Credit Extensions);
(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit and banker's acceptances issued for the account of such Person;
(c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capitalized Lease
Liabilities;
(d)     net liabilities of such Person with respect to each Hedging Obligation;
(e) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) all mandatory obligations of such Person to purchase, redeem, retire or otherwise acquire for value any capital stock or other equity interest of such Person at any time prior to the final maturity date of the Term Loans (excluding obligations to acquire equity interests for value arising solely from provisions giving the holders of such equity interests the right to require such Person to acquire such equity interests upon the occurrence of an "asset sale" or "change of control" if the "asset sale" or "change of control" provision applicable to such equity interest is no more favorable to the holders of such equity interests than the provisions contained herein);
(g) the liquidation value of any preferred capital stock or similar equity interest of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries;
(h) all obligations and liabilities secured by any Lien on such Person's property or assets, even though such Person shall not have assumed or become liable for the payment thereof;
(i)     all accrued and unfunded obligations and liabilities under any Plan;
and
(j) all Contingent Liabilities of such Person in respect of any of the foregoing.
For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent of such Person's liability therefrom (without regard to rights of contribution).
"Indemnified Liabilities" is defined in Section 10.4.
"Indemnified Parties" is defined in Section 10.4.
"Intercreditor Agreement" means the Intercreditor Agreement substantially in the form of Exhibit K hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.
"Interest Expense" means, for any period, the aggregate consolidated interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, including, without duplication, the portion of any Capitalized Lease Liabilities of the Borrower and its Subsidiaries allocable to interest expense, all commissions, discounts and other fees charged with respect to letters of credit and bankers' acceptance financing, the amortization of debt discounts and the net costs under Rate Protection Agreements, in each case paid or payable during such period.
"Interest Period" means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Section 2.4 or 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one month thereafter, as the Borrower may select in its relevant notice pursuant to Section 2.4 or 2.5; provided, however, that
(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five different dates;
(b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business
Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business
Day next preceding such numerically corresponding day);
(c) if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month; and
(d) the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would be broken by reason of a mandatory payment of Term Loans required pursuant to clause (a) of Section
3.1.2 or any Interest Period for any Loan which would end later than the Stated Maturity Date for such Loan.
"Investment" means, relative to any Person,
(a)     any loan or advance made by such Person to any other Person
(excluding commission, travel and similar advances to officers and employees made in the ordinary course of business);
(b) any Contingent Liability of such Person incurred in connection with loans or advances described in clause (a);
(c) any ownership or similar interest held by such Person in any other
Person; and
(d) the purchase or other acquisition of all or a substantial part of the assets or property of any Person.
The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.
"Lease Expense" means all monetary obligations of the Borrower and its Subsidiaries under any leasing or similar arrangements with respect to any real or personal property, which, in accordance with GAAP would be classified as an operating lease.
"Lender Assignment Agreement" means a Lender Assignment Agreement in substantially the form of Exhibit D hereto.
"Lender Default" shall mean (a) the refusal (which has not been retracted) of a Lender to make available its portion of any Credit Extension or (b) a Lender having notified in writing the Borrower and/or the Agent that it does not intend to comply with its obligations under Section 2.1.
"Lenders" is defined in the preamble.
"Lending Office" means, as the context may require, the Domestic Office and/or LIBOR Office.
"Leverage Ratio" means, as of the close of any Fiscal Quarter, the ratio of:
(a) the outstanding principal amount of Funded Debt as of such Fiscal Quarter end of the Borrower and its Subsidiaries;
to

(b) EBITDA of the Borrower and its Subsidiaries for the Rolling Period ending as of such Fiscal Quarter end.
"LIBO Rate" means, with respect to any LIBO Rate Loan for the Interest Period applicable thereto, the London Interbank Offered Rate, as published on Bloomberg Page BBAM (or any successor page), as of two Business Days prior to the first day of such Interest Period, provided that if for any reason such rate is not published on Bloomberg Page BBAM (or any successor page), the term LIBO Rate shall mean, with respect to such LIBO Rate Loan for the Interest Period applicable thereto, the per annum rate of interest determined by the Agent as of two Business Days prior to the first day of such Interest Period from any interest rate reporting service of recognized standing that the Agent shall select, as the effective rate at which deposits in immediately available funds in Dollars are being offered or quoted to major banks in the London Interbank market for deposits for a comparable term to such Interest Period. "LIBO Rate Loan" means a Loan bearing interest, at all times during an Interest
 Period applicable to such Loan, at a fixed rate of interest determined by reference to the LIBO Rate (Reserve Adjusted). All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan.
"LIBO Rate (Reserve Adjusted)" means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:
        LIBO Rate       =                                  LIBO Rate
        (Reserve Adjusted)              1.00 - LIBOR Reserve Percentage

The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Agent on the basis of the LIBOR Reserve Percentage in effect on, and the applicable rates furnished to and received by the Agent from GMAC, two Business Days before the first day of such Interest Period. "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on Schedule III hereto or designated in a Lender Assignment Agreement, or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Agent, whether or not outside the United States, which shall be making or maintaining LIBO Rate Loans of such Lender hereunder.
"LIBOR Reserve Percentage" means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including "Eurocurrency Liabilities", as currently defined in Regulation D of the F.R.S. Board, such rate to be adjusted automatically on and as of the effective date of any change in any such reserve percentage.
"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
"Loan" means, as the context may require, any Term Loan.
"Loan Documents" means, collectively, this Agreement, the Notes, the Closing Date Letter, the Security Agreement, the Guaranty, the Intercreditor Agreement, each Mortgage, any Rate Protection Agreement with a Lender, each Lender Assignment Agreement, and each other instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents.
"LYONS Indenture" means the Indenture, dated as of September 20, 1996, by and between the Borrower and First Union National Bank, as Trustee, with respect to the holders of the Pep Boys Liquid Yield Option Notes due 2011 in the principal amount (at maturity) of $271,704,000, with an initial price to the public of $153,000,000.
"LYONS Set Aside Amount" means the aggregate amount on deposit in an account of the Borrower maintained with Merrill Lynch & Co., Inc. which (i) account was initially funded with the proceeds of Term Loans on the Closing Date, (ii) is not an account subject to the Lien of or controlled by the agent or lenders under the Existing Revolving Credit Agreement and (iii) will be used to pay, prepay or otherwise acquire Consolidated Debt outstanding under the LYONS Indenture.
"Material Adverse Effect" means a material adverse effect on
(a) the business, assets, operations, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole;

(b) the ability of the Borrower and other Obligor (taken as a whole) to perform or pay their Obligations in accordance with the terms hereof or of any other Loan Document;

(c) the Agent's security interest on the Collateral or the priority of such security interest;

(d) the value of the Collateral or the amount the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or

(e) the validity or enforceability of any Loan Document or the rights and remedies available to the Agent or the Lenders under any Loan Document.

"Material Agreements" is defined in Section 5.1.17.
"Material Environmental Amount" means an amount payable by the Borrower or any of its Subsidiaries in excess of $50,000 per occurrence for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof, in each case with respect to Environmental Laws. "Monthly Payment Date" means the first Business Day of each calendar month. "Mortgage" means a mortgage, deed of trust, assignment of leases and rents or other security document granting a security interest to the Agent on the Mortgaged Property, substantially in the form of Exhibit M-1 or M-2, hereto, as the case may be, in each case as amended, supplemented, amended and restated or otherwise modified from time to time.
"Mortgaged Property" means all Real Property Assets identified on Schedule IV hereto.
"Multiemployer Plan" means a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.
"Negative Pledge Property" means, collectively, (a) prior to the Release Date the Negative Pledge Real Estate Property and the Negative Pledge Non-Real Estate Property and (b) after the Release Date, the Negative Pledge Non-Real Estate Property.
"Negative Pledge Non-Real Estate Property" means, the fixtures, equipment and furniture owned, used or held by the Borrower and its Subsidiaries located at the sites listed on Schedule VI hereto.
"Negative Pledge Real Estate Property" means the land, buildings and Improvements owned, used or held by the Borrower and its Subsidiaries located at the sites listed on Schedule V hereto as such Schedule V may be amended after the Release Date.
"Net Disposition Proceeds" means the sum of
(a) the gross cash proceeds received by the Borrower or any of its Subsidiaries (i) from any Disposition of Negative Pledge Property or Collateral, including any cash payments received by way of a deferred payment of principal pursuant to a permitted note or installment receivable or otherwise, but only when and as received and (ii) from Casualty Proceeds to the extent not reinvested pursuant to clause (b) of Section 3.1.2;
minus

(b)     in the case of clause (a)(i) only, (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees actually incurred by the Borrower and its Subsidiaries in connection with such Disposition which have not been paid to the Borrower, any of its Subsidiaries or any of their Affiliates and (ii)
all taxes actually paid or reasonably estimated by the Borrower (determined in good faith by a Financial Officer) to be payable in cash pursuant to such Disposition in the same year of such Disposition; provided, however, that if, after the payment of all taxes with respect to such Disposition, the amount of estimated taxes, if any, pursuant to clause (ii) above exceeded the amount actually paid in cash in respect of such Permitted Disposition, the aggregate amount of such excess shall be immediately payable, pursuant to clause (b) of
Section 3.1.2, as Net Disposition Proceeds.
"Net Income" means, with respect to any Person for any period, the sum of all amounts which, in accordance with GAAP, would be included as net income on the consolidated statements of income of such Person and its Subsidiaries at such time (exclusive of all amounts in respect of any extraordinary or unusual and non-recurring gains or losses); provided, that, (a) the net income of any
Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned
Subsidiaries shall be excluded;
and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, (i) net income excludes any gain or loss together with any related Provision for
Taxes for any such gain or loss realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions)
or of any capital stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person, and (ii) the term "Provision for Taxes" shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal,
State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP. The inclusion of any adjustment to the consolidated net income of the Borrower and its Subsidiaries, including the type and amount of adjustment, shall be subject to the reasonable discretion of the Agent.
"Non-Defaulting Lender" shall mean each Lender other than a Defaulting Lender. "Non-U.S. Lender" is defined in Section 4.6.
"Note" means, as the context may require, either a Term A Note or a Term B
Note.
"Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document, including principal, interest
(including post-default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in
Section 8.1.9, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Agent and each Lender required to be paid by the Borrower) that are owing under this Agreement and the other Loan
Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due.
"Obligor" means the Borrower or any other Person (other than the Agent or any Lender) obligated under any Loan Document.
"Organic Document" means, relative to any Obligor, (a) its articles of incorporation, its operating agreement and its by-laws and (b) all shareholder agreements, voting trusts and similar arrangements to which it is a party applicable to any of its authorized shares of capital stock or other equity interest, as amended, supplemented, restated or otherwise modified from time to time in accordance with Section 7.2.9.
"Participant" is defined in Section 10.11.2.
"PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
"Pep Boys Companies" is defined in clause (a) of Section 7.2.10.
 "Percentage" means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule II hereto or set forth in a duly executed Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to each Lender Assignment Agreement executed and delivered by such Lender and its Assignee Lender pursuant to Section 10.11.
"Permitted Liens" means Liens permitted under Section 7.2.3.
"Person" means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
"Phase II Assessments" is defined in clause (b) of Section 7.1.6.
"Phase II Trigger Date" means the last day of the first Fiscal Quarter in which the Leverage Ratio is greater than 4.85 to 1.00.
"Phase II Trigger Sites" is defined in clause (b) of Section 7.1.6.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or
Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.
"Pro Forma Fixed Charge Coverage Ratio" means, as of the close of any Fiscal Quarter for the Rolling Period ended at the close of such Fiscal Quarter the ratio of:
(a)     (i)     EBITDAR;

to

(b)     the sum of

(i)     Interest Expense;

plus

                (ii)    Lease Expense
plus

(iii)   $31,500,000.
"Rate Protection Agreement" means any interest rate cap agreement, interest rate collar agreement or similar arrangement designed to protect a Person against fluctuations in interest rates.
"Real Property Assets" means all interest (including leasehold interests) of any Obligor in any real property.
"Release" means a "release" or "threatened release" as such terms are defined in CERCLA.
"Release Date" means the first Fiscal Quarter ending after the first anniversary of the Closing Date on which
(a)     no Default has occurred and is continuing;
(b) GMAC holds, as Lender, $25,000,000 or less in aggregate principal amount of Term Loans; and
(c) the Borrower's Pro Forma Fixed Charge Ratio, for the period ending on such Fiscal Quarter end is at least equal to 1.65 to 1.0.
"Reportable Event" means
(a) any of the events set forth in Section 4043 (b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg 4043;
(b)     withdrawal from a Plan described in Section 4063 of ERISA;
(c)     a cessation of operations described in Section 4062(e) of ERISA;
(d)     an amendment to a Plan necessitating the posting of security under
Section 401(a)(29) of the Code; or
(e)     a failure to make a payment required by Section 412(m) of the Code or
Section 302(e) of ERISA when due.
"Required Lenders" means, at the time any determination thereof is to be made, Non-Defaulting Lenders holding more than 51% of the then (a), prior to the making of the Credit Extensions, aggregate unused Commitments and (b), thereafter, the unpaid principal amount of the Notes (excluding the aggregate unpaid principal amount of Notes held by Defaulting Lenders).
"Resource Conservation and Recovery Act" means collectively the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, as amended, 42 U.S.C. 6901, et seq., as in effect from time to time.
"Rolling Period" means, as of any date of calculation, the immediately preceding four Fiscal Quarters.
 "Security Agreement" means the Security Agreement substantially in the form of Exhibit F hereto, as amended, supplemented, restated or otherwise modified from time to time.
"Single Employer Plan" means any Pension Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
"Solvent" means, when used with respect to any Person, that, as of any date of determination
(a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the probable amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such value is established and such liabilities are evaluated in accordance with
Section 101(32) of the Federal Bankruptcy Code and the state laws governing determinations of the insolvency of debtors of New York and each state where such Person is doing business or has its principal place of business;
(b) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and
(c) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim" and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.
"Stated Maturity Date" means (a) with respect to the Term A Loans, July 1, 2003 and (b) with respect to the Term B Loans, July 1, 2006.
"Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or (b) any partnership, joint venture, limited liability company, or other entity as to which such Person, or one or more Subsidiaries of such Person owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the managing partner (or the equivalent), of such partnership, joint venture or other entity, as the case may be.
"Taxes" is defined in Section 4.6.
"Term A Lender" means a Lender with a Term A Loan Commitment or holding Term A Loans as described on Schedule II hereto or in a Lender Assignment Agreement. "Term A Loan" is defined in Section 2.1.
"Term A Loan Commitment" means relative to a Term A Lender's obligation to make such Lender's Term A Loans pursuant to Section 2.1.1.
"Term A Loan Commitment Amount" means, on any date the prior to the Commitment Termination Date, $45,000,000.
"Term A Note" means a promissory note of the Borrower that is payable to any Term A Lender, substantially in the form of Exhibit A hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term A Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
"Term B Lender" means a Lender with a Term B Loan Commitment or holding Term B Loans as designated on Schedule II hereto or in a Lender Assignment Agreement. "Term B Loan" is defined in Section 2.1.
"Term B Loan Commitment" means, relative to any Term B Lender, such Lender's obligation to make Term B Loans pursuant to Section 2.1.1.
"Term B Loan Commitment Amount" means, on any date prior to the Term Loan Commitment Termination Date, $45,000,000.
"Term B Note" means a promissory note of the Borrower that is payable to any Term B Lender, substantially in the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term B Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
"Term Lender" means a Lender with a Term Loan Commitment or holding Term
Loans as designated in Schedule II hereto or in a Lender Assignment Agreement. "Term Loan" is defined in Section 2.1.1.
"Title Insurance Companies" is defined in clause (c) of Section 5.1.10.
"Total Commitment Amount" means the sum, without duplication, of the Term A Loan Commitment Amount and the Term B Loan Commitment Amount.
"Type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
"U.C.C." means the Uniform Commercial Code as from time to time in effect in the State of New York.
"United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.
"Voting Stock" means with respect to any Person,
(a) one (1) or more classes of capital stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time capital stock of any other class or classes have or might have voting power by reason of the happening of any contingency; and
(b) any capital stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into capital stock of such Person described in clause (a) of this definition.
"Wholly-Owned Subsidiary" means any Subsidiary of a Person of which the securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity is, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and each other Loan Document.
SECTION 1.3 Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
SECTION 1.4 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those generally accepted accounting principles ("GAAP") applied in the preparation of the most recently dated financial statements referred to in clause (a) of Section 5.1.8. In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower and the Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Change" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.
ARTICLE II

COMMITMENTS, BORROWING PROCEDURES AND NOTES
SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make Loans, all pursuant to the Commitments described in this Section.
SECTION 2.1.1 Term Loan Commitments. On the Business Day designated in the Borrowing Request (but only if such date occurs prior to the Commitment Termination Date), each
(a) Term A Lender agrees to make loans (relative to such Term A Lender, its "Term A Loans") to the Borrower equal to such Term A Lender's Percentage of the Term A Loan Commitment Amount; and
(b) Term B Lender agrees to make loans (relative to such Term B Lender, its "Term B Loans" and, together with the Term A Loans, the "Term Loans") to the Borrower equal to such Term B Lender's Percentage of the Term B Loan Commitment Amount. No amounts paid or prepaid with respect to Term Loans may be reborrowed.
SECTION 2.2 Lenders Not Permitted or Required To Make Credit Extensions. No Borrowing of Term Loans shall be made if, after giving effect thereto, the aggregate outstanding principal amount of all the Term Loans
(a)     of all Term Lenders would exceed the Term Loan Commitment Amount; or
(b) of such Term Lender would exceed such Term Lender's Percentage of the relevant Term Loan Commitment Amount.
SECTION 2.3 Borrowing Procedures.
(a) Borrowing Request. By delivering a duly completed and executed Borrowing Request to the Agent on or before 10:00 a.m. (New York City time), on a Business Day, the Borrower may irrevocably request that the Term Loans be made on the Business Day specified in such Borrowing Request (which date shall be at least three but no more than five Business Days after the date of such Borrowing Request). On such date, subject to the terms and conditions contained herein, the Lenders will make Term Loans to the Borrower in the amounts specified in such Borrowing Request. Upon the making of such Loans, the Term Loan Commitments will be automatically reduced to $0. The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.
(b) Funding by Lenders. The Agent shall promptly notify each relevant Lender of its receipt of a Borrowing Request pursuant to clause (a) and the amount required to be funded by each such Lender. On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request. On or before 1:00 p.m. (New York City time) on such Business Day each relevant Lender shall deposit with the Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account that the Agent shall specify by notice to the Lenders. To the extent funds are received from the Lenders, the Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.
SECTION 2.4 Continuation and Conversion Elections. By delivering a Continuation/ Conversion Notice to the Agent on or before 10:00 a.m.
(New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on one Business Day's notice, in the case of Base Rate Loans, and three Business Days' notice, in the case of LIBO Rate Loans, that all, or any portion in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans or be, in the case of LIBO Rate Loans, converted into Base Rate
Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically be continued as a LIBO Rate Loan); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default has occurred and is continuing, unless the Required Lenders otherwise agree in writing, (c) no Loans may be continued as, or be converted into, LIBO Rate
Loans after the day that is one month prior to the Stated Maturity Date and (d) if the aggregate amount of LIBO Rate Loans in respect of any Borrowing is reduced by payment, prepayment or conversion to be less than $5,000,000 such LIBO Rate Loans shall automatically convert to Base Rate Loans.
SECTION 2.5 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided, however, that such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1 through 4.5, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office's interbank eurodollar market.
SECTION 2.6 Notes. Each Lender's Loans under a Term Loan Commitment shall be evidenced by a Term A Note or Term B Note, as the case may be, payable to the order of such Lender in a maximum principal amount equal to such Lender's Percentage of the original applicable Term Loan Commitment Amount. The
Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate applicable to, the Loans evidenced thereby. Such notations shall be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.
ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
SECTION 3.1 Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Stated Maturity Date therefor and pursuant to Sections 8.2 and 8.3. Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section.
SECTION 3.1.1 Voluntary Prepayments. Prior to the Stated Maturity Date, the Borrower may, from time to time on any Business Day occurring after the second anniversary of the Closing Date, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that
(a) any such prepayments shall be made pro rata among Loans of the same Type and, if applicable, having the same Interest Period of all the Lenders;
(b) all such voluntary prepayments shall require (i) notice on or before
10:00 a.m. one Business Day in advance of any prepayment of Base Rate Loans and (ii) notice on or before 10:00 a.m. three Business Days in advance of any prepayment of LIBO Rate Loans, in each case to the Agent; provided, that not more than five Business Days' prior notice shall be provided in any event; and
(c) all such voluntary partial prepayments shall be in an aggregate minimum amount of $5,000,000 and an integral multiple of $1,000,000 or, if less, the aggregate principal amount of the relevant Loans outstanding hereunder.
Each voluntary prepayment of Term Loans made pursuant to this Section shall be applied, to the extent of such prepayment, in the inverse order of the scheduled repayments of the Term Loans set forth in clause (a)(ii) of Section
3.1.2 and, first, to the prepayment of the Base Rate Loans and, second, to the prepayment of LIBO Rate Loans. Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty but subject to Section 3.3.2 and 4.4.
SECTION 3.1.2 Mandatory Repayments and Prepayments.
(a) Term Loans. The Borrower shall, on each Monthly Payment Date occurring after the Closing Date, make a scheduled repayment of the aggregate outstanding principal amount of all Term Loans:
(i) in the case of Term A Loans in the amount of $1,875,000 on each of the 24 Monthly Payment Dates occurring after the Closing Date and commencing on
August 1, 2001 with a final payment in full of all outstanding Term A Loans on the Stated Maturity Date for Term A Loans; and
(ii) in the case of Term B Loans in the amount of $750,000 on each of the 60 Monthly Payment Dates occurring after the Closing Date and commencing
August 1, 2001 with a final payment in full of all outstanding Term B Loans on the Stated Maturity Date for Term B Loans.
(b) Mandatory Prepayments from Certain Sources. The Borrower shall, (i) within 3 days of the date of receipt by the Borrower of any Net Disposition Proceeds and (ii) on the date of delivery of the audited financial statements pursuant to clause (b) of Section 7.1.1 (and, in any event, on the date 90 days after the end of each Fiscal Year), in the case of Excess Cash Flow, apply 100% of all such Net Disposition Proceeds and 25% of all such Excess Cash Flow for the immediately preceding Fiscal Year to make a mandatory prepayment of the Term Loans; provided, however, that (i) no such prepayment with respect to Excess Cash Flow shall be required to the extent, but only to the extent that the Excess Availability to the Borrower and its Subsidiaries under the Existing Revolving Credit Agreement were to be reduced below $37,500,000, (ii) no mandatory prepayment amount of such Net Disposition Proceeds which constitute Casualty Proceeds shall be required if (x) the Borrower informs the Agent no later than 30 days following the receipt of such Casualty Proceeds of its or its applicable Subsidiary's good faith intention to apply or irrevocably commit to apply such Casualty Proceeds to the repair or acquisition of substantially similar assets which were the subject of such Disposition within 90 days following receipt of such Casualty Proceeds, with the amount of such Casualty Proceeds not so applied or committed after such 90 day period being applied to the Loans pursuant to this clause (b) and (y) any such asset repaired or acquired with such Casualty Proceeds which were Collateral or Negative Pledge Collateral shall upon such repair or acquisition be deemed to be "Collateral" or
"Negative Pledge Property" as the case may be and (iii) the Borrower shall not be required to make a prepayment of Term Loans if the amount of such Net Disposition Proceeds together with all other Net Deposition Proceeds not yet used to prepay Term Loans is less than $100,000 until the next occurring date of payment of interest on the Term
Loans.
The Borrower shall deliver to the Agent, at the time of each prepayment required under this Section, (i) a certificate signed by a Financial Officer setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) notice thereof on or before 10:00 a.m. one Business Day in advance of such prepayment.
(c) Stated Maturity Date. On the relevant Stated Maturity Date of the Term Loans, the Borrower shall repay in full the aggregate outstanding principal amount of the relevant Term Loans.
(d) Acceleration. The Borrower shall, immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 8.2 or Section 8.3, repay all (or if only a portion is accelerated thereunder, such portion of) the Loans then outstanding.
Each prepayment of any Loans made pursuant to this Section shall be made without premium or penalty, and applied, to the extent of such prepayment, pro rata among all Term Loans first, to the prepayment of Base Rate Loans and, second, to the prepayment of LIBO Rate Loans.
SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section.
SECTION 3.2.1 Rates. Subject to Sections 2.4 and 2.5, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:
(a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and
(b) on that portion maintained as a LIBO Rate Loan, during each Interest
Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin,
SECTION 3.2.2 Post-Default Rates. Upon the occurrence and during the continuation of any Event of Default, or after any other monetary Obligation of any Obligor shall have become due and payable, such Obligor shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate per annum otherwise in effect plus a margin of 3% per annum from the date of such non-payment until such amount is paid in full (after as well as before judgment).
SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
(a) on the Stated Maturity Date therefor;
(b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
(c) with respect to Base Rate Loans, on each Monthly Payment Date occurring after the Effective Date commencing July 2, 2001;
(d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period;
(e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and
(f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.
Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
SECTION 3.3 Early Prepayment Fee.  If the Borrower elects to optionally prepay any Term Loans as provided in Section 3.1.1, the Borrower shall pay a fee to the Agent, for the ratable benefit of the Lenders that hold the relevant Term Notes, an amount equal to the Amount of such Term Loans to be so prepaid multiplied by the applicable percentage set forth below:
Period  Percentage
On or prior to the third anniversary of the Closing Date        1.00%
After the third anniversary of the Effective Date and on or prior to the fourth anniversary of the Closing Date .50%

All such fees shall be non-refundable.

ARTICLE IV

CERTAIN LIBO RATE AND OTHER PROVISIONS
SECTION 4.1 LIBO Rate Lending Unlawful.  If any Lender shall determine
(which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
SECTION 4.2 Inability to Determine Rates. If the Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders of making or maintaining LIBO Rate Loans or calculating the same then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders under Sections 2.4 and 2.5 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
SECTION 4.3 Increased Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender (or its Lending Office) of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans (including but not limited to any imposition or effectiveness of reserve requirements but excluding any costs resulting from reserve requirements taken into account in the definition of LIBO Rate (Reserve Adjusted)) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority. Such Lender shall promptly notify the Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be paid by the Borrower directly to such Lender promptly (and, in any event, within three Business Days of receipt of such notice), and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.
SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of
(a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1, Section 4.1,
Article VIII or otherwise;
(b) the failure of the Borrower to borrow a Loan or a LIBO Rate Loans in accordance with the Borrowing Request therefor; or
(c) the failure of the Borrower to continue as, or convert into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Agent), the Borrower shall promptly (and, in any event, within three Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.
SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender (or its Lending Office) or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments or the Loans made by such Lender (or its Lending Office) is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Lender to the Borrower, the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
SECTION 4.6 Taxes. All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's gross or net income or receipts by the jurisdiction under the laws of which each such Lender is organized or any political subdivision thereof or in which such Lender is maintaining a lending office (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will
(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;
(b) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and
(c) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required (including penalties, interest, additional taxes and expenses (including reasonable attorney's fees and expenses) arising therefrom or with respect thereto).
Moreover, if any Taxes are directly asserted against the Agent or any Lender with respect to any payment received by the Agent or such Lender hereunder, the Agent or such Lender may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted. A certificate from any Lender as to the amount of such Taxes that are owing, absent manifest error, shall be final, conclusive and binding for all purposes.
If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.
Each Lender (including each Assigning Lender) that is not a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Agent:
(a) two copies of Internal Revenue Service Form W-8BEN (Part II being completed) or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN and a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 881(c)(3)(C) of the Code), in each case properly completed and duly executed by such Non-U.S. Lender claiming a complete exemption from U.S. Federal withholding tax on payments by the Borrower or the Agent under this Agreement and the other Loan Documents; and
(b) any other documentation as may be required under applicable U.S. tax law and regulations to evidence complete exemption from U.S. Federal withholding tax on all payments by the Borrower or the Agent under this Agreement and the other Loan Documents.
Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and the Borrower shall have no obligation to pay any Taxes on behalf of a Lender pursuant to this Section 4.6 for the benefit of such Lender during the period such Lender does not meet its obligations hereunder to deliver such forms to the Borrower. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver as a result of change in law after the date such Person becomes a Lender. In addition, nothing contained in this Section shall require any Lender to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).
SECTION 4.7 Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term "Interest Period" with respect to LIBO Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment. The Agent is authorized to charge any account maintained by the Borrower with it for any Obligations owing to it or any of the Lenders.
SECTION 4.8 Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) in excess of its pro rata share of payments pursuant to Section 4.7 by all the Lenders, such Lender shall purchase from the other Lenders such participations in Credit Extensions made by them (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (a) the amount of such selling Lender's required repayment to the purchasing Lender to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
SECTION 4.9 Setoff. Each Lender shall, upon the occurrence of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8 (each Lender agreeing promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application). The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.
SECTION 4.10 Use of Proceeds. The Borrower shall apply all the proceeds of the Term Loans to
(a) pay the transaction costs and expenses incurred by the Borrower in connection therewith and therewith;
(b)     repay Consolidated Debt;
(c) to fund the LYONS Set Aside Amount (and in Cash Equivalents held in the account set up for such purpose); and
(d) the extent not required to be used pursuant to clauses (a) through (c) to the working capital corporate purposes of the Borrower.

ARTICLE V

CONDITIONS TO CREDIT EXTENSIONS
SECTION 5.1 Credit Extension. The obligations of the Lenders to fund the Credit Extensions shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section to the satisfaction of the Agent and each Lender. There shall be delivered to the Agent, on behalf of each Lender, a sufficient number of originally executed counterparts or copies, as the case may be, of each of the items set forth below.
SECTION 5.1.1 Agreement. The Agent shall have received this Agreement duly executed by each Lender, the Agent and an Authorized Officer of the Borrower.
SECTION 5.1.2 Resolutions, Good Standing, etc. The Agent shall have received from each Obligor a certificate, dated the date of the Credit Extension, of its Secretary or Assistant Secretary as to
(a) resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Notes and each other Loan Document to be executed by it;
(b) each Organic Document of each such Obligor; and
(c) the incumbency and signatures of each officer (including each Financial Officer) of each such Obligor authorized to act with respect to this Agreement, the Notes and each other Loan Document executed by it, upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the relevant Obligor canceling or amending such prior certificate. In addition, the Agent shall have received satisfactory good standing certificates, state and federal tax certificates and judgment certificates for each Obligor from their jurisdiction of incorporation and each jurisdiction in which they own or hold Collateral.
SECTION 5.1.3 Delivery of Notes. The Agent shall have received, for the account of each Lender entitled thereto, its Term A Note and Term B Note, each dated the date of the Credit Extension and duly executed and delivered by an Authorized Officer of the Borrower.
SECTION 5.1.4 Required Consents and Approvals. All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby from
(a)     all relevant governmental authorities and regulatory bodies; and
(b) any other Person whose consent or approval the Agent reasonably deems necessary or appropriate to effect the transactions contemplated hereby.
SECTION 5.1.5 Borrowing Request, etc. The Agent shall have received, as herein provided, a duly completed and executed Borrowing Request. The delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the Credit Extension shall constitute a representation and warranty by the Borrower that on the date of the Credit Extension (both immediately before and after giving effect to the Credit Extension and the application of the proceeds thereof) the statements made in Section 5.1.9 are true and correct.
SECTION 5.1.6 Opinions of Counsel. The Agent shall have received legal opinions, each dated the date of the initial Credit Extension and addressed to the Agent and all the Lenders, from New York and local legal counsel to the Borrower, substantially in the form of Exhibit L-1 and L-2 respectively.
SECTION 5.1.7 Intercreditor Agreement. The Agent and the other parties to the Intercreditor Agreement shall have executed and delivered such agreement.
SECTION 5.1.8 Financial Information, etc. The Agent shall have received the audited financial statements for the Borrower for each of its last three fiscal years, in each case prepared in accordance with GAAP consistently applied and free of any Impermissible Qualification.
SECTION 5.1.9 Compliance with Warranties, No Default, etc. Both before and after giving effect to the Credit Extension:
(a) the representations and warranties set forth in Article VI and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and
(b) no Default or Event of Default shall have then occurred and be continuing or would result therefrom.
SECTION 5.1.10 Mortgages, etc. With respect to each Mortgaged Property, the Agent shall have (x) received all of the following or (y) to the extent not so received, waived such receipt of the following:
(a) counterparts of Mortgages, dated as of the date of the Credit Extensions, duly executed by each relevant Obligor;
(b) maps or plans of an as-built survey of the sites of the Mortgaged Property that are certified to the Agent and the Title Insurance Company in a manner satisfactory to them, dated no more than 30 days prior to the date of the Credit Extension by an independent professional licensed land surveyor satisfactory to the Agent and the Title Insurance Company, which maps or plans and the surveys on which they are based shall be made in accordance with the Minimum Standard detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1997 or 1999 and meeting the accuracy requirements as defined therein, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plans or surveys the following: (i) a current "as-built" survey showing the location of any adjoining streets (including their widths and any pavement or other improvements), easements (including the recorded information with respect to all recorded instruments), the mean high water base line or other legal boundary lines of any adjoining bodies of water, fences, zoning or restriction setback lines, rights-of-way, utility lines to the points of connection and any encroachments; (ii) all means of ingress and egress, certifying the amount of acreage and square footage, indicate the address of the Mortgaged Property, contain the legal description of the Mortgaged Property, and also contain a location sketch of the Mortgaged Property; (iii) the location of all improvements as constructed on the Mortgaged Property, all of which shall be within the boundary lines of the Mortgaged Property and conform to all applicable zoning ordinances, set-back lines and restrictions; (iv) the location of any Improvements on the Mortgaged Property with the dimensions in relations to the lot an building lines; (v) the measured distances from the Improvements to be set back and specified distances from street or property lines in the event that deed restrictions, recorded plats or zoning ordinances require same; (vi) all courses and distances referred to in the legal description, and the names of all adjoining owners on all sides of the Mortgaged Property, to the extent available; and (vii) the flood zone designation, if any, in which the Mortgaged Property is located. The legal description of the applicable Mortgaged Property shall be shown on the face of each survey or affixed thereto, and the same shall conform to the legal description contained in the title policy described below;
(c) A mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Agent; (ii) be issued at ordinary rates; (iii) insure that each Mortgage insured thereby creates a valid first Lien on, and security interest in, the Mortgaged Property free and clear of all Liens, except as acceptable to the Agent; (iv) name the Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy -
1970 Form B (Amended 10/17/70 and 10/17/84) (or equivalent policies), if available; (vi) contain such endorsements and affirmative coverage as the Agent may reasonably request in form and substance acceptable to the Agent, including, without limitation (to the extent applicable with respect to the relevant Mortgaged Property and available in the jurisdiction in which such Mortgaged Property are located), the following: variable rate endorsement; survey endorsement; comprehensive endorsement;
zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; usury; doing business; subdivision; environmental protection lien; CLTA 119.2; contiguity coverage; and such other endorsements as the Agent shall reasonably require in order to provide insurance against specific risks identified by the Agent in connection with the Mortgaged Property, and (vii) be issued by nationally recognized title companies (collectively, the "Title Insurance Companies") satisfactory to the Agent. The Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid;
(d) if requested by the Agent, the Agent shall have received a policy of flood insurance that (i) covers any parcel of the Mortgaged Property that is located in a flood zone, and (ii) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by each relevant Mortgage or the maximum limit of coverage made available with respect to the particular type of Mortgaged Property under the National Flood Insurance Act of 1968, whichever is less; and
(e) a copy of (i) all documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (c) above and a (ii) all other material documents affecting the Mortgaged Property, including all building, construction, environmental and other permits, licenses, franchises, approvals, consents, authorizations and other approvals required in connection with the construction, ownership, use, occupation or operation of the Mortgaged Property.
SECTION 5.1.11 UCC Search Results, etc. The Agent shall have received certified copies of Uniform Commercial Code Requests for Information or Copies
(Form UCC-11) or similar search reports certified by a party acceptable to the Agent, dated a date reasonably near (but prior to) the date of the Credit Extension, listing all effective U.C.C. financing statements, tax liens and judgment liens which name the Borrower or any of its Subsidiaries, as the debtor, and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements) shall cover any of the Collateral) (except for Permitted Liens).
SECTION 5.1.12 Security Agreement, Filings, etc. The Agent shall have received the Security Agreement, dated as of the date hereof, duly executed by the Borrower and each of the Guarantors, together with acknowledgment copies of U.C.C. financing statements naming the Borrower and each Guarantor, as the case may be, as the debtor and the Agent as the secured party, such U.C.C. financing statements to have been filed under the U.C.C. of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the first priority security interest of the Agent pursuant to the Security Agreement.
SECTION 5.1.13 Solvency Certificate. The Agent shall have received, with copies for each Lender, a solvency certificate in substantially the form of Exhibit J attached hereto, duly executed by a Financial Officer, dated the date of the Credit Extension and expressly permitting the Agent and the Lenders to rely thereon.
SECTION 5.1.14 Closing Date Certificate. The Agent shall have received, with copies for each Lender, a Closing Date Certificate in substantially the form of
Exhibit I attached hereto, duly executed by a Financial Officer and dated the date of the Credit Extension, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be true and correct representations and warranties of the Borrower as of such date. All documents and agreements appended to such Closing Date Certificate shall be in form and substance satisfactory to the Agent and the Lenders.
SECTION 5.1.15 Satisfactory Due Diligence. The Agent and each Lender shall have completed, to their satisfaction, a due diligence analysis with respect to the Borrower and its Subsidiaries, including information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, Material Agreements debt instruments or agreements, ownership of property, environmental matters and contingent liabilities and with respect to the ability of the Borrower to comply with the representations and warranties in covenants contained in this Agreement and the other Loan Documents.
SECTION 5.1.16 Environmental Matters. The Agent shall have received, with copies for each Lender, (a) copies of the Phase I environmental assessment reports with respect to the distribution centers and related stores listed on Schedule IV hereto, all of the foregoing to be from a satisfactory environmental consultant and otherwise be satisfactory to the Agent and each of the Lenders and (b) a certificate of the Borrower signed by an Authorized Officer and dated as of the date of the Credit Extension that, other than as disclosed in the executive summary which is part of such environmental assessments, to the Borrower's knowledge there are no other matters of the type disclosed in such executive summary which would reasonably be expected to give rise to a liability constituting a Material Environmental Amount at any such property.
SECTION 5.1.17 Copies of Material Agreements; Consent and Agreements.  The
Agent shall have received copies of (a) all the agreements, documents and instruments (other than agreements relating to the incurrence of Indebtedness by the Borrower or a Subsidiary) the breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse
Effect (collectively, the "Material Agreements") and (b) all of the material debt instruments of the Borrower and its subsidiaries.
SECTION 5.1.18 Valuation Reports. The Agent shall have received satisfactory valuation reports with respect to all the Collateral, which valuation reports shall be conducted by a Person that is satisfactory to the Agent, using a methodology and conducted in such a manner as is acceptable to the Agent.
SECTION 5.1.19 Agent's Closing Fees, Expenses, etc. The Agent shall have received for its own account, and for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.
SECTION 5.1.20 Evidence of Insurance. The Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4, which insurance shall have been reviewed by one or more of the Agent's risk managers and be satisfactory to the same, together with a satisfactory insurance brokers letter as to the compliance of the same with the requirements of this Agreement and the other Loan Documents.
SECTION 5.1.21 Guaranty. The Agent shall have received the Guaranty, dated as of the date hereof, and duly executed by each Guarantor.
SECTION 5.1.22 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Obligors shall be satisfactory in form and substance to the Agent, the Lenders and their legal counsel. In addition, the Agent, the Lenders and their counsel shall have received all information, approvals, opinions, documents or instruments as the Agent, the Lenders or their counsel may reasonably request.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES
In order to induce the Lenders, the lead arranger, the syndication agent and the Agent to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to the Agent, the lead arranger, the syndication agent and each Lender as set forth in this Article.
SECTION 6.1 Organization, etc. Each Obligor is a corporation or partnership validly organized and existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing as a foreign corporation or partnership in each jurisdiction where the nature of its business requires such qualification, except for those jurisdictions in which the failure to qualify would not have a Material Adverse Effect. Each Obligor has full power and authority and holds all requisite governmental licenses, permits and other approvals (i) to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to (ii) conduct its business substantially as currently conducted by it, except as to clause (ii) where the failure to hold such licenses, permits and appeals would not be reasonably expected to have a Material Adverse Effect.
SECTION 6.2 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, are within each such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not
(a) contravene or result in a default under any such Obligor's Organic
Documents;
(b) contravene or result in a default under any law or governmental regulation or court decree or order binding on any such Obligor;
(c) contravene (i) any material provision of any indenture or other material agreement or instrument to which any such Obligor is a party or by which it, or any of its property, is or may be bound or (ii) be in conflict with, result in a breach of or constitute (along or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or other material agreement or instrument; or
(d) result in, or require the creation or imposition of, any Lien on any such Obligor's properties (other than in favor of the Agent).
SECTION 6.3 Government Approval, Regulation, etc. Except for routine filings by the Borrower under the Exchange Act to comply with reporting obligations thereunder, and recording by title companies in the applicable public records of fixture filings, mortgages, deeds of trust and similar instruments, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for
(a) the due execution, delivery or performance by any Obligor of this Agreement, the Notes or any other Loan Document to which it is a party;
(b) the grant by any Obligor of the security interests, pledges and Liens granted by the Loan Documents; or
(c) the perfection of or the exercise by the Agent of its rights and remedies under this Agreement or any other Loan Document.
SECTION 6.4 Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by each Obligor will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the relevant Obligor enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law). Each of the Loan Documents which purports to create a security interest creates a valid first priority security interest in the Collateral subject thereto only to Permitted Liens, securing the payment of the Obligations, and all filings and other actions necessary to perfect such security interest have been duly taken.
SECTION 6.5 Financial Information. (a) The balance sheets and financial statements delivered pursuant to Section 5.1.8 and Section 7.1.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.
(b) Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule none of the Borrower or its Subsidiaries has, as of the Closing Date, any material contingent liabilities or unusual long-term commitments which is reasonably likely to have a Material Adverse Effect.
SECTION 6.6 No Material Adverse Change. There has been no material adverse change in the condition (financial or otherwise), operations, assets, business or properties of the businesses or companies of the Borrower and its Subsidiaries, taken as a whole, as reflected in the most recently dated audited financial statements delivered pursuant to Section 5.1.8.
SECTION 6.7 Litigation, Labor Controversies, etc.  Except as set forth on Item
6.7 of the Disclosure Schedule, there is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, investigation or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues,
(a)     with respect to this Agreement, the Notes or any other Loan Document;
or
(b)     which could reasonably be expected to have a Material Adverse Effect.
SECTION 6.8 Compliance with Laws. The Borrower and each of its Subsidiaries are in material compliance with all material laws, rules, regulations and orders of governmental authorities applicable to it and its properties.
SECTION 6.9 Ownership of Properties. The Borrower or one of its Subsidiaries has good and marketable title to all Collateral and Negative Pledge Property, free and clear of all Liens, except for Permitted Liens. The Borrower and each of its Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party related to Negative Pledge
Real Estate Property and all such leases are in full force and effect. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. Schedule IV sets forth the address of each real property that constitutes Collateral as of the Closing Date.
SECTION 6.10 Taxes. The Borrower and each of its Subsidiaries have filed all material tax returns and reports required by law to have been filed by it and have paid all taxes and governmental charges thereby shown to be owing, except anysuch taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
SECTION 6.11 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than 10% of the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial
Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $100,000 the fair market value of the assets of all such underfunded Plans.
SECTION 6.12 Environmental Warranties. Except as set forth in Item 6.12 ("Environmental Matters") of the Disclosure Schedule:
(a) all facilities and property (including underlying groundwater) owned, operated or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned, operated or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws, except for such violations that, singly or in the aggregate, would not reasonably be expected to result in a liability which could constitute a Material Adverse Effect;
(b) there have been no past, and there are no pending or, to the Borrower's knowledge, threatened
(i) claims, complaints, notices or requests for information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law that, singly or in the aggregate, would reasonably be expected to result in a liability which could constitute a Material Adverse Effect; or
(ii) complaints, notices or inquiries to the Borrower or any of its Subsidiaries regarding potential liability under any Environmental Law that, singly or in the aggregate, would reasonably be expected to result in a liability which could constitute a Material Adverse Effect;
(c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, the Borrower's knowledge, operated or, the Borrower's knowledge, leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, has, or would reasonably be expected to result in having, a liability which could constitute a Material Adverse Effect;
(d) the Borrower and its Subsidiaries have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses;
(e) no property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries is listed or (to the best of their knowledge after due inquiry) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;
(f) neither the Borrower, any of its Subsidiaries nor any other Person acting on their behalf (to the best of their knowledge) has transported or arranged for the transportation of any Hazardous Material to any location which is listed or (to the best of their knowledge) proposed for listing on the National
 Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which is reasonably likely to lead to claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury (including claims under CERCLA) which, singly or in the aggregate, would reasonably be expected to result in a liability which could constitute a Material Adverse Effect;
(g) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries that, singly or in the aggregate, may reasonably be expected to result in a liability which could constitute a Material Adverse Effect; and
(h) no conditions exist at, on or under any property now or previously owned, operated or leased by the Borrower or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law which would reasonably be expected to result in a liability which could constitute a Material Adverse Effect.
SECTION 6.13 Real Estate, Lease.
(a) Schedules IV and V set forth an accurate description, as of the Closing Date, of the location, by state and street address, of all Mortgaged Property and Negative Pledge Real Estate Property owned by the Borrower or its Subsidiaries. Item 6.13(a) of the Disclosure Schedule lists all Mortgaged Property and Negative Pledge Property which is the subject of a contract of sale, contains surplus property, is listed for sale or is subject to a condemnation action (and, if so, a statement as to the status of such sale, listing or action).
(b) Each of the Borrower and its Subsidiaries has good and marketable fee title to all of its owned Real Property Assets in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Permitted Liens and as provided in the Mortgages or clause (a) above.
(c) All permits required to have been issued to the Borrower or any of its Subsidiaries with respect to its Real Property Assets to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a material adverse effect on the intended use or operation of any such Real Property Assets. All the Real Property Assets comply in all material respects with all applicable legal requirements, including the Americans with Disabilities Act of 1990.
SECTION 6.14 Accuracy of Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or, any of its Subsidiaries in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and any of its Subsidiaries to the Agent or any Lender will be, true and correct in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.
(b) All written information (excluding legal opinions) prepared by any consultant or professional advisor on behalf of the Borrower, any of its Subsidiaries which was furnished to the Agent or any Lender in connection with the preparation, execution and delivery of this Agreement has been reviewed by the Borrower, and nothing has come to the attention of the Borrower in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not true and correct in all material respects or that such information omits to state any material fact necessary to make such information not misleading in any material respect.
(c) Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Borrower has reviewed such matters and nothing has come to the attention of the Borrower in the context of such review which would lead it to believe that such matters were not or are not true and correct in all material respects or that such assumptions, estimates, projections or opinions omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect. All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same.
SECTION 6.15 Absence of Default. Neither the Borrower nor any of its Subsidiaries is in default in the payment of any Indebtedness.
SECTION 6.16 Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying "margin stock". None of the proceeds of any Loan will be used for the purpose of, or be made available by the Borrower or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in, directly or indirectly purchasing or carrying "margin stock". Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
SECTION 6.17 Government Regulation. Neither the Borrower nor any of its Subsidiaries is an "investment company" nor a "company controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding
Company Act of 1935, as amended.
SECTION 6.18 Material Agreements. Set forth on Item 6.18 ("Material Agreements") of the Disclosure Schedule is a listing, as of the date of the Credit Extension, of all the Material Agreements. Each Obligor is in material compliance with all the terms contained in each Material Agreement.
SECTION 6.19 Solvency. The Borrower and each of its Subsidiaries is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith pursuant to the Loan Documents will be Solvent.
SECTION 6.20 Insurance. Item 6.20 ("Insurance") of the Disclosure Schedule sets forth a true and correct list of all insurance maintained by the Borrower and its Subsidiaries as of the Closing Date with respect to the Collateral and Negative Pledge Property. As of such date, such insurance is in full force and effect and all premiums have been duly paid.
ARTICLE VII

COVENANTS
SECTION 7.1 Affirmative Covenants. The Borrower agrees with the Agent, the lead arranger, the syndication agent, and each Lender that, until all Commitments have terminated and all Obligations have been paid in cash and performed in full, the Borrower will perform the obligations set forth in this Section.
SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and the Agent copies of the following financial statements, reports, notices and information:
(a) as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year in each case certified as correct by a Financial Officer as fairly presenting the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and for the period then ended;
(b) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and consolidated statements of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) by Deloitte & Touche or other independent public accountants reasonably acceptable to the Agent and the Required Lenders, together with a certificate from such accountants containing a computation of, and showing compliance with, each of the financial ratios contained in Section 7.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default or Event of
Default that has occurred and is
continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default, together with a certificate showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Agent) the calculation of Excess Cash Flow and in each case certified as correct by a Financial Officer;
(c) concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a certificate from a Financial Officer that, to the best of his knowledge, each Obligor during the period covered by such financial statements has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents required to be observed, performed or satisfied by it, and that such Authorized
Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;
(d) as soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter, a Compliance Certificate, executed by a Financial Officer, showing (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Agent) compliance with the financial covenants set forth in Section 7.2.4;
(e) as soon as possible and in any event within three (3) Business Days after the occurrence of each Default, Event of Default or event which would reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default, or event and the action which the Borrower has taken and proposes to take with respect thereto;
(f) as soon as possible and in any event within ten (10) days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 or (ii) the commencement of any labor controversy, litigation, action, proceeding of the type described in Section 6.7, notice thereof by an Authorized Officer of the Borrower and copies of all documentation relating thereto;
(g) promptly after the sending or filing thereof, copies of (i) all reports and documents which the Borrower or any of its Subsidiaries sends to its security holders generally, (ii) all reports, financial statements and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any securities exchange, except that the Borrower shall not be required to deliver any of the foregoing which has previously been delivered hereunder and (iii) all default notices or notices of a "Cash Dominion Event" (as defined in the Existing Credit Agreement) delivered by the Borrower or any of its Subsidiaries to the agent under the Existing Credit Agreement to the extent not otherwise required to be delivered pursuant to this Section 7.1.1;
(h) promptly upon becoming aware of any events which would give rise to a mandatory prepayment under clause (b) of Section 3.1.2.;
(i) all such notices and documents required to be delivered pursuant to the Security Agreement, including, pursuant to Section 4.1.6 thereof;
(j) promptly notify the Agent in writing of the details of (i) any loss or damage in excess of $1,000,000 involving the Collateral or which would result in any Material Adverse Effect and (ii) any action, suit or proceeding relating to Collateral having a value in excess of $1,000,000;
(k) concurrently with the delivery of the financial statements pursuant to clause (b), a certificate of a Financial Officer (i) setting forth the information required pursuant to the disclosure schedule of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction that is necessary to perfect the security interests under the Security Agreement;
(l) promptly when available and, in any event, within fifteen (15) days of the end of the first Fiscal Quarter of each Fiscal Year a forecast in form and scope reasonably satisfactory to the Agent for such Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), which projections shall be accompanied by a certificate of a
Financial Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such projections are incorrect or misleading in any material respect;
(m) as soon as possible and in any event within three (3) Business Days after the occurrence thereof, notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000;
(n) as soon as available, but in any event not later than forty-five (45) days after the end of each Fiscal Quarter or more frequently as the Agent may request, but no more frequently than monthly, in form and substance reasonably satisfactory to the Agent, in each case certified by a Financial Officer of the Borrower as true and correct: (i) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by the Borrower and the Guarantors in the immediately preceding Fiscal Quarter, subject to year-end or periodic adjustments or setting forth the amount of such rent or other amounts which have been deferred and remain payable and (ii) the addresses of all third party or new retail store locations of the Borrower or the Guarantors opened or closed since the date of the most recent certificate delivered to the Agent containing the information required under this clause (o), or if no such certificate has been delivered, then since the date hereof (and as to store
locations closed, such information with respect to the sale of any assets at such store location as the Agent may from time to time reasonably request);
(o) such budgets, forecasts, projections and other information respecting the Collateral and the businesses of the Borrower and the Guarantors, as the Agent may, from time to time, reasonably request. The Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the businesses of the Borrower and the Guarantors to any court or other governmental authority or to any participant or assignee or prospective Participant or assignee. The Borrower and the Guarantors hereby irrevocably authorize and direct all accountants or auditors to deliver to the Agent at Borrower's expense, copies of the financial statements of the Borrower and the
 Guarantors and any reports or management letters prepared by such accountants or auditors on behalf of the Borrower and the Guarantors and disclose to the Agent such information as they may have regarding the businesses of the Borrower and the Guarantors. Any documents, schedules, invoices or other papers delivered to the Agent may be destroyed or otherwise disposed of by the Agent one (1) year after the same are delivered to the Agent, except as otherwise designated by the Borrower to the Agent in writing; and
(p) such other information respecting the Collateral, the Negative Pledge Property, condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.
SECTION 7.1.2 Compliance with Laws; Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all governmental rules and regulations and all other material applicable laws, rules, regulations and orders, such compliance to include:
(a) the maintenance and preservation of its corporate existence and qualification
as a foreign corporation in any jurisdiction where the Borrower or its Subsidiaries have assets or conduct business, except where failure to maintain and preserve such existence or qualification would not reasonably be expected to have a Material Adverse Effect; and
(b) the payment, before the same become delinquent, of (i) all its Indebtedness having a principal amount of $5,000,000 or more, including all taxes, assessments and governmental charges imposed upon it or upon its property, and
(ii) all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could reasonably be expected to give rise to a material Lien upon any Collateral or Negative Pledge Property, except, in each case, to the extent being diligently contested in good faith by appropriate proceedings which suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
SECTION 7.1.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to
(a)     maintain, preserve, protect and keep its Collateral and Negative
Pledge Property in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; and
(b) maintain in full force and effect all rights, franchises, permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted where the failure to do so maintain the same would have a Material Adverse Effect.
SECTION 7.1.4 Insurance. (a) The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, insurance policies and coverage with respect to the Collateral and the Negative Pledge Property at least as expansive as set forth on Item 6.20 ("Insurance") of the Disclosure Schedule and, in any event, to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations. All such insurance shall be provided (i) by insurers authorized by Lloyds of London to underwrite such risks, (ii) by insurers having an A.M. Best policyholders rating of not less than "A" or (iii) by such other insurers as the Agent may approve in writing.
(b) All premiums on insurance policies required under this Section shall be paid by the Borrower. All insurance policies relating to any loss or damage sustained in respect of any item constituting a part of the Collateral shall contain a loss payable endorsement, in form and substance satisfactory to the Agent, in favor of the Agent. All insurance policies relating to general liability, umbrella and excess insurance coverages relating to the Collateral shall contain an additional insured endorsement, in form and substance satisfactory to the Agent, in favor of the Agent. All such insurance policies shall provide that:
(i) neither the Borrower, any of its Subsidiaries, the Agent or any of the Lenders shall be a coinsurer thereunder; and
(ii) such insurance shall not be affected by any unintentional act or negligence or representation or warranty on the part of the Borrower, any of its Subsidiaries or other owner of the policy or the property described in such policy.
All such insurance policies shall provide that the insurer shall, simultaneously with the delivery to the Borrower or any of its Subsidiaries of any notice under such policy, deliver to the Agent a copy of such notice. All such insurance policies and loss payable clauses shall provide that they may not be canceled, amended or terminated unless the Agent is given at least the same number of days' notice that the insurance company which issued such policies is required to give the Borrower or any of its Subsidiaries, but in no event less than thirty (30) days' prior written notice.
(c) The Borrower shall provide or cause to be provided to the Agent and to its insurance consultant (or any agent, officer or employee of the Agent)
such other information relating to its insurance coverage as may be reasonably requested by the Agent. The insurance consultant (through its officers or employees) shall have the right to visit the Borrower's and its Subsidiaries' offices, upon reasonable prior notice during usual business hours, to inspect the insurance policies provided for herein.
(d) If the Borrower or any of its Subsidiaries fails to maintain any of the policies of insurance required by this Section the Agent may (but shall not be required) at any time after two Business Days' notice thereof to the Borrower of such failure, at the sole cost and expense of the Borrower, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable. All costs related to the foregoing shall be charged to the Borrower's loan account as a Revolving Loan.
SECTION 7.1.5 Books and Records; Inspections.  (a)    The Borrower will, and
will cause each of its Subsidiaries to, keep books and records that accurately reflect all of its business affairs and transactions. The Borrower shall maintain, and shall cause its Subsidiaries to maintain, at all times profit and loss statements pertaining to the individual stores constituting
Collateral in such detail, form, and scope as the Borrower utilizes as of the Closing Date or such other detail, form and scope as shall be reasonably acceptable to the Agent.
(b) The Borrower will, and will cause its Subsidiaries to, permit the Agent and each Lender or any of their respective representatives (including outside auditors), at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, copy extracts from) books or other corporate records (including computer records).
(c) The Borrower shall pay any fees of such independent public accountant incurred in connection with the Agent's or any Lender's exercise of its rights pursuant to this Section.
SECTION 7.1.6 Environmental Covenants. (a) The Borrower will, and will cause each of its Subsidiaries, lessees and other Persons occupying any of its properties to,
(i) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing would not, singly or in the aggregate, reasonably be expected to result in a liability constituting a Material Adverse Effect; and
(ii) provide such information and certifications that the Agent may reasonably request from time to time to evidence compliance with this Section.
(b) Promptly upon the Agent's request if the Phase II Trigger Date has occurred, permit an environmental consultant or consultants whom the Agent in its reasonable discretion designates (the "Environmental Consultant"), to perform an environmental assessment on the Mortgaged Property set forth in
Item 7.1.6 of the Disclosure Schedule (the "Phase II Trigger Sites") to address the concerns disclosed in the Phase I environmental site assessments set forth in Item 7.1.6 of the Disclosure Schedule (as may be amended as set forth in this clause (b) of Section 7.1.6 and any additional concerns identified by the Environmental Consultant at a Phase II Trigger Site since the performance of the Phase I environmental site assessment for such site (the "Phase II Assessments".) Subject to the preceding sentence, such Phase II Assessments shall be in form, scope, and substance reasonably satisfactory to the Agent. The Borrower and its Subsidiaries shall cooperate fully in the conduct of such Phase II Assessments, and shall pay the reasonable costs of such Phase II Assessments promptly following written demand therefore by the Agent. The Agent shall have the right but not the obligation to cause such Phase II Assessments to be performed. Within forty (40) days of the Closing Date, the Agent will (i) cause the environmental consultants who performed the Phase I environmental site assessments for the Mortgaged Property to review additional information provided by Borrower since June 13, 2001 and on or before July 6, 2001 which was not considered in the performance of the Phase I environmental site assessments, and (ii) in the Agent's reasonable discretion based upon such additional information, add and/or delete particular Mortgaged Property from (with the consent of the Borrower, which shall not be unreasonably withheld or delayed) the list of Phase II Trigger Sites in Item 7.1.6 of the Disclosure Schedule and to add corresponding references to the Phase I environmental site assessments as amended by any addendum report issued as a result of the additional information.
(c) Promptly upon the Borrower's or any Guarantor's actual knowledge of the presence of Hazardous Materials in any portion of any Real Property Asset in concentrations and conditions that constitute an Environmental Violation and which, in the reasonable opinion of the Borrower or such Guarantor or of the Environmental Consultant as set forth in any of the Phase II Assessments, the cost to undertake any legally required response, clean up, remedial or other action will or might reasonably result in a cost to the Borrower or any Guarantor in excess of a Material Environmental Amount, the Borrower shall notify the Agent in writing of such condition. In the event of any such Environmental Violation, the Borrower shall, not later than thirty (30) days after the Borrower or the Guarantors have actual knowledge of such Environmental Violation, either (i) at their sole cost and expense, deliver a letter from a reputable environmental consultant detailing the costs and estimated time period to complete any response, clean up, remedial or other action (including without limitation the pursuit by the Borrower or such Guarantor of appropriate action against any off-site or third party source for contamination) necessary to remove, cleanup or remediate the Environmental Violation in accordance with all Environmental
Laws and the details of such letter shall be satisfactory to the Agent in its discretion, (ii) if such property is a Mortgaged Property, substitute for such Mortgaged Property another Real Property Asset reasonably acceptable to the Agent (including, without limitation, the environmental condition thereof based upon an environmental assessment of such substitute property performed by the Environmental Consultant in form and substance reasonably satisfactory to Agent) having a fair market value at least equal to the defined Appraised Value of Collateral of such Mortgaged Property and comply with Section 7.1.7 or (iii) prepay Term Loans in an amount equal to 90% of the Appraised Value of Collateral of such
Mortgaged Property multiplied by a fraction, the numerator of which is the outstanding principal amount of the Term Loans as of such date and the denominator of which is the original Commitment Amount. Any such undertaking shall be timely completed in accordance with all applicable Environmental Laws. The Borrower shall, upon completion of remedial action by the Borrower or the Guarantors, as the case may be, cause to be prepared by the Environmental Consultant a report describing the Environmental Violation and the actions taken by the Borrower or such Guarantor, as the case may be (or their respective agents), in response to such Environmental Violation, and including a statement by the Environmental Consultant that the Environmental Violation has been remedied in full compliance with applicable Environmental Law and a copy of a "no further action" letter from each governmental authority which has asserted jurisdiction over the Environmental Violation. At the Agent's request, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by the Borrower and each Guarantor to the Agent.
(d) Promptly, but in any event within ten (10) Business Days from the date the Borrower or any Guarantor has actual knowledge thereof, the Borrower or such Guarantor shall provide to the Agent written notice of any pending or threatenedclaim, action or proceeding involving any Environmental Law or any Release on or in connection with any Real Property Asset to the extent the claim, action or proceeding will or might reasonably result in a cost to any Borroweror such Guarantor in excess of a Material Environmental Amount.
All such notices shall describe in reasonable detail the nature of the claim, action or proceeding and the Borrower's or Guarantor's proposed response thereto. In addition, the Borrower and the Guarantors shall provide to the Agent, within ten (10)Business Days of receipt, copies of all material written communications with any governmental authority relating to any Environmental Violation in connection with any Real Property Asset. The Borrower and the Guarantors shall also promptly provide such detailed reports of any such material environmental claims as may reasonably be requested by the Agent.
SECTION 7.1.7 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing the Collateral and, at the request of the Agent any time after the occurrence of the Collateral Trigger Date, the Negative Pledge Non-Real Estate Property to be subject to a first priority security interest in favor of the Agent (subject to Permitted Liens) securing all the Obligations, all at the expense of the Borrower. Any such pledge by the Borrower of any Negative Pledge Property shall be pursuant to documentation in form and substance reasonably satisfactory to the Agent and shall be accompanied by such customary closing documents as the Agent may reasonably require, including opinions of counsel. The Borrower also agrees to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.
SECTION 7.2 Negative Covenants. The Borrower agrees with the Agent, the lead arranger, the syndication agent and each Lender that, until all Commitments have terminated and all Obligations have been paid in cash and performed in full, the Borrower will perform the obligations set forth in this Section.
SECTION 7.2.1 Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except those described in the first recital and any business reasonably related, ancillary or complementary to such business.
SECTION 7.2.2 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or assume or otherwise become or be liable in respect of any Indebtedness unless the Borrower or such Subsidiary may incur $1 of Funded Debt in compliance with clause (b) of Section 7.2.4.
SECTION 7.2.3 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur or assume or suffer to exist any Lien upon any of the Collateral or Negative Pledge Property whether now owned or hereafter acquired, except:
(a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;
(b) Liens existing on the Effective Date and disclosed on Item 7.2.3(b) ("Existing Liens") of the Disclosure Schedule, provided that such Liens do not spread to cover any additional property or assets after the Effective
Date;
(c) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or being diligently contested in good faith by appropriate proceedings which suspend enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(d) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being diligently contested in good faith by appropriate proceedings which suspend enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
(e) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;
(f) judgment Liens in existence less than 10 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with insurance companies in accordance with the terms of Section 7.1.4;
(g) (i) easements, rights-of-way, covenants and restrictions, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount which and (ii) leases or subleases having a term of no greater than 3 years from creation entered into with synergistic business partners to operate up to 2000 square feet of retail space in or on a portion of a Mortgaged Property or Negative Pledge Real Estate Property which is not necessary for the operation of an Obligor's store on such site and, in the case of clauses (i) and (ii) do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries;
(h) Liens arising from (A) operating leases and the precautionary UCC financing statement filings or registrations in respect thereof and (B) equipment or other materials which are not owned by the Borrower located on the premises of the Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Borrower in and the precautionary UCC financing statement filings in respect thereof; and
(i) Liens incurred in connection with the matters set forth in Item 6.13(a) of the Disclosure Schedule.
SECTION 7.2.4 Financial Condition.  The Borrower will not permit:
(a) Pro Forma Fixed Charge Coverage Ratio. Its Pro Forma Fixed Charge Coverage Ratio for the Rolling Period ending on the last day of each full Fiscal Quarter ending after the Closing Date to be less than 1.10 to 1.00:
(b) Leverage Ratio. Its Leverage Ratio for the Rolling Period ending on the last day of each full Fiscal Quarter ending after the Closing Date to be greater than 5.50 to 1.00.
SECTION 7.2.5 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:
(a) Cash Equivalent Investments;
(b) without duplication, Investments permitted as Capital Expenditures;
(c) Investments by the Borrower in its Subsidiaries permitted by Section 6.9 comprising the equity ownership and initial approved capitalization of such Subsidiaries; and
(d) intercompany loans permitted by Section 7.2.2;
(e) the endorsement of instruments for collection or deposit in the ordinary course of business;
(f) any guaranties by the Borrower or any Guarantor or other assumptions or endorsements of Indebtedness constituting permitted Indebtedness under
Section 7.2.2;
(g) the formation or acquisition by the Borrower or a Guarantor after the date hereof of one or more Subsidiaries incorporated or organized under the laws of any State of the United States of America; provided, that: (i) the Subsidiary formed or acquired shall be engaged in a business related, ancillary or complimentary to the business of the Borrower as conducted on the date hereof,
(ii) neither the Borrower or any Guarantor will Dispose of or contribute to any such Person any Collateral or Negative Pledge Property and (iii) the Agent shall have received (A) not less than ten (10) Business Days' prior written notice of the formation or acquisition of any such Subsidiary and such information with respect thereto as the Agent may request, and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (iv) as of the date of any such Investment, no Default shall exist or have occurred and be continuing;
(h) stock or obligations issued to the Borrower, any Guarantor or any of their respective Subsidiaries by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to the Borrower or any Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;
(i) obligations of account debtors to the Borrower, any Guarantor or Subsidiaries arising from accounts which are past due;
(j) loans or advances by the Borrower, any Guarantor or any of their respective Subsidiaries to any of its employees, after the date hereof, not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding in the ordinary course of the Borrower's, any Guarantor's or Subsidiary's business for reasonable and necessary work-related travel and other ordinary business expenses to be incurred by such employees in connection with their employment with the Borrower, such Guarantor or such Subsidiary as the case may be;
(k) any investments of the Borrower, any Guarantor or any of their respective Subsidiaries in swap agreements, cap agreements, collar agreements, exchange agreements futures or forward hedging contracts or similar contractual arrangements intended to protect a person against fluctuations in interest rates, currency exchange rates or the price of raw materials and other chemical products used or produced in the business of the Borrower; provided, that, such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are not for speculative purposes and are unsecured;
(l) loans by any Subsidiary of the Borrower (other than a Guarantor) to any other Subsidiary of the Borrower (other than a Guarantor);
(m) the existing loans, advances and guarantees set forth on Schedule 7.2.5(a) of the Disclosure Schedule hereto, provided, that, as to such loans, advances and guarantees, (i) the Borrower, the Guarantors, or their respective Subsidiaries, as the case may be, shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, except, that, the Borrower, such Guarantor or Subsidiary, as the case may be, after prior written notice to the Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such Indebtedness (other than pursuant to payments thereof), or to release any Liens on any assets of the Borrower which secure such Indebtedness
(if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to the Borrower or otherwise more favorable to the Borrower, any Guarantor or any Subsidiary, as the case may be, (as determined in good faith by the Agent), or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose (except as expressly required pursuant to the terms thereof or pursuant to regularly scheduled payments permitted herein) and (ii) the Borrower or such Guarantor or Subsidiary shall furnish to the Agent all notices or demands in connection with such loans, advances or guarantees either received by the Borrower, such Guarantor or Subsidiary on its behalf, promptly after the receipt thereof, or sent by the Borrower, such Guarantor or such Subsidiary on its behalf, concurrently with the sending thereof, as the case may be;
(n) Investments in joint ventures or other Persons (each a "Business Enterprise") by the Borrower for the purpose of development, creation and operation of an internet business; provided, that: (i) each such Business Enterprise is entered into with a Person who is not an Affiliate, (ii) the Business Enterprise shall be engaged in a business related, ancillary or complimentary to the businesses of the Borrower as conducted on the date hereof, (iii) the Agent shall have received (A) (1) in the event the initial investment (whether characterized by loans, capital contributions, letters of credit or otherwise) in the Business Enterprise is not in excess of $5,000,000 not more than two (2) Business Days' written notice after the date of such investment and such other information with respect thereto as the Agent may reasonably request, or (2) in the event such initial investment is to be equal to or greater than $5,000,000 not less than ten (10) Business Days' prior written notice of such investment in such Business Enterprise, and such other information with respect thereto as the Agent may reasonably request and (B) true, correct and complete copies of all agreements, documents and instruments relating thereto, (iv) the total amount of all such Investments in such Business Enterprises shall not exceed $50,000,000 in the aggregate at any time, and (v) the Agent shall receive a monthly report in form and substance satisfactory to the Agent of the amount of such investment and such other information with respect thereto as the Agent may reasonably request and (vi) as of the date of any such loan, advance, capital contribution or other investment or payment, no Default shall have occurred and be continuing;
(o) repurchases and redemptions of capital stock permitted pursuant to Section 7.2.6; and
(p) the existing loans made by the Borrower to the Flexi-Trust pursuant to the terms and conditions of the Flexi-Trust Agreement as in effect on the Closing
Date.
provided, however, that any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.
SECTION 7.2.6 Restricted Payments, etc. The Borrower will not (notwithstanding the terms of any Organic Document) declare, pay or make on any of their equity interests (or any warrants, options or other rights with respect thereto) any dividend or distribution, whether in cash, property or obligations (other than dividends or distributions payable in its common stock or other equity interests, warrants to purchase its common stock or other equity interests or split-ups or reclassifications of its stock or other equity interests into additional or other shares of its common stock), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirement of, any such equity interests (or any options, warrants or other rights with respect thereto);
the Borrower will not, and will not permit any of its Subsidiaries to, make any deposit for any of the foregoing purposes; provided, however: The
Borrower may pay dividends or may redeem or repurchase any of its capital stock, provided, that, as to any payment of such dividend or for such redemption or repurchase each of the following conditions is satisfied:
(1) such payment shall be made with funds legally available therefor,
(2) such dividend or redemption or repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which the Borrower is a party or by which the Borrower or its properties are bound,
(3) as of the date of the payment of such dividend or redemption or repurchase and after giving effect thereto, no Default shall exist or have occurred; and
(4) in the case of redemptions and repurchases, as of the day of the redemption or repurchase and after giving effect thereto, the Excess Availability, as of the date of any such payment and after giving effect thereto, shall be not less than $25,000,000.
SECTION 7.2.7 Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person,
(a) any Guarantor may merge with and into, the Borrower or any other Guarantor, so long as (i) the Agent shall have received not less than five (5) days' prior written notice of the consummation of any merger, amalgamation or consolidation of the Borrower or such Guarantor to so merge, amalgamate or consolidate and such information and with respect thereto as the Agent may reasonably request, (ii) as of the effective date of the merger, amalgamation or consolidation and after giving effect thereto, no Default shall have occurred and be continuing, (iii) the Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth of the Borrower or such Guarantor involved in such merger immediately prior to such transaction or series of transactions, (v) the surviving entity shall expressly confirm, ratify and assume the Obligations to which it is a party in writing, in form and substance reasonably satisfactory to the Agent, and execute and deliver such other agreements, documents and instruments as the Agent may request in connection therewith, (vi) the surviving entity of a merger between the Borrower and the Guarantor shall be the Borrower, and (vii) the Borrower and a Guarantor shall ratify and confirm that its guarantees of the Obligations shall apply to the Obligations as assumed by such surviving entity; and
(b) any Subsidiary of the Borrower or a Guarantor may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any law or any order or decree of any court or other governmental authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust or other agreement or instrument to which the Borrower, any Guarantor or such Subsidiary is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to the Borrower, a Guarantor, or another Subsidiary which is not a Guarantor) free and clear of any Liens, other than the Liens in favor of the Agent or other Liens expressly permitted hereunder (and the Agent shall have received such evidence thereof as the Agent may require),
(iv) the Agent shall have received copies of all documents and agreements of such Subsidiary to be filed with any governmental authority or otherwise required to effectuate such winding up, liquidation or dissolution, (v) neither the Borrower nor any Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the Person which is winding up, liquidating or dissolving, unless such Indebtedness is permitted hereunder, (vi) the Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, (vii) the Agent shall have received copies of such deeds, assignments or other agreements as Lender may reasonably request to evidence and confirm the transfer of such assets from the Subsidiary which is liquidating to the Borrower, and (viii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default shall exist or have occurred and be continuing.
SECTION 7.2.8 Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions), or grant options, warrants or other rights with respect to (in each case in one transaction or series of related transactions) or agree to do any of the foregoing (unless such agreement has been consented to in writing by Lender or includes as a condition to the effectiveness of such agreement that Lender's consent thereto be obtained), all or any part of the Collateral or Negative Pledge Property to any Person, except
(a) if such sale, transfer, lease, contribution or conveyance is an asset or property set forth in Item 6.13(a) of the Disclosure Schedule;
(b) if such assets are worn out or obsolete and are sold in the ordinary course of business; and
(c) a Disposition of Negative Pledge Property; provided, that, with respect to any such Disposition of Negative Pledge Property having a value (i) prior to the third anniversary of the Closing Date in excess of $1,000,000 in any Fiscal Year or $5,000,000 in the aggregate and (ii) thereafter in excess of $2,000,000 in any Fiscal Year or $7,500,000 in the aggregate the Borrower shall have received the prior written consent of the Lenders, such consent not to be unreasonably withheld;
(d) leases permitted pursuant to Section 7.2.3(g); and
(e) the Borrower and each Guarantor may transfer (i) non-real estate collateral among the Mortgaged Property locations so long as Section 7.1.1 is complied with and (ii) non-real estate Negative Pledge Property among Negative Pledge Property locations so long as, in the case of clause (i) and (ii), the aggregate amount of equipment so in transit among such locations at any time does not exceed $100,000 (valued at the higher of book value and fair market value).
SECTION 7.2.9 Modification of Certain Agreements. Neither the Borrower nor any of its Subsidiaries will consent to any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any Organic Document of the Borrower or any of its Subsidiaries, or any Material Agreement which in any case (a) is contrary to the terms of this Agreement or any other Loan Document or, (b) is adverse to the rights, interests or privileges of the Agent or the Lenders or their ability to enforce the same.
SECTION 7.2.10 Transactions with Affiliates.  The Borrower and each
Subsidiary shall not, and shall not permit any Subsidiary to, directly or indirectly:
(a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business (as the case may be) and upon fair and reasonable terms no less favorable to the Borrower or Subsidiary than it would obtain in a comparable arm's length transaction with a person that is not an Affiliate, except, that (i) in the case of such transaction among the Borrower, The Pep Boys Manny, Moe & Jack of California, Pep Boys - Manny, Moe & Jack of Delaware, Inc. and Pep Boys - Manny, Moe & Jack of Puerto Rico, Inc, (collectively, the "Pep Boys Companies") then upon fair and reasonable terms consistent with the current practices of such Persons, as of the date hereof, (ii) in the case of sales of property by the Pep Boys Companies or Guarantors to the Business Enterprises referred to in clause (o) of Section 7.2.5 upon fair and reasonable terms no more favorable than such Business
Enterprises would obtain in a comparable arm's length transaction with a Person that is not an Affiliate, and (iii) the Borrower may sell its capital stock to the Flexi-Trust in accordance with the Flexi-Trust Agreement; or
(b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of the Borrower or any Subsidiary except (i) compensation to officers, employees and directors for services rendered to such Person, as the case may be, in the ordinary course of business, (ii) payments by a Pep Boys Company to another Pep Boys Company in respect of Indebtedness arising pursuant to loans made by such Pep Boys
Company to the extent such Indebtedness is permitted under Section 7.2.2, and
(iii) payments by a Subsidiary to the Borrower for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by the Borrower on behalf of such Subsidiaries in the ordinary course of their respective businesses or as the same may be directly attributable to such Subsidiary.
SECTION 7.2.11 Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document and except as set forth on Item 7.2.11 of the Disclosure Schedule) prohibiting:
(a) the creation or assumption of any Lien upon the Collateral or Negative Pledge Property, whether now owned or hereafter acquired, or the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or
(b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower.
SECTION 7.2.12 Fiscal Year and Fiscal Quarter End. Neither the Borrower nor any of its Subsidiaries shall change its Fiscal Year or any Fiscal Quarter.
SECTION 7.2.13 Limitation of Restrictions Affecting Subsidiaries.  The
Borrower and each Guarantor shall not, directly or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction that prohibits or limits the ability of any Subsidiary of the Borrower or such Guarantor to
(a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower, Guarantor or any Subsidiary of the Borrower or such Guarantor;
(b) make loans or advances to the Borrower, such Guarantor or any Subsidiary of the Borrower or Guarantor; or
(c) transfer any of its properties or assets constituting Collateral to Borrower, such Guarantor or any Subsidiary of the Borrower or such Guarantor; other than encumbrances and restrictions arising under (i) applicable law,
(ii) this Agreement, (iii) liens permitted under this Agreement, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower, such Guarantor or any of its Subsidiaries,
(v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of the Borrower, such Guarantor or its Subsidiary, (vi) any agreement relating to permitted Indebtedness incurred by a Subsidiary of the Borrower or such Guarantor prior to the date on which such Subsidiary was acquired by the Borrower or such Guarantor and outstanding on such acquisitions date, and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to the Agent or the Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.
ARTICLE VIII

EVENTS OF DEFAULT
SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an "Event of Default".
SECTION 8.1.1 Non-Payment of Obligations. The Borrower or any other Obligor shall default in the payment or prepayment of (a) any principal of the Loans when due; or (b) any other monetary Obligation hereunder or under any other Loan Document (including interest on any Loan, or any fees or any other amounts payable hereunder or thereunder) when due and such failure continues for three
(3) calendar days.
SECTION 8.1.2 Breach of Representations and Warranties. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.
SECTION 8.1.3 Non-Performance of Certain Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any of its obligations under clause (e) of Section 7.1.1, or
Section 4.10 or 7.2.
SECTION 8.1.4 Non-Performance of Other Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3) executed by it, and such default shall continue unremedied for a period of thirty (30) days after the Borrower or any other Obligor has actual knowledge thereof or notice thereof shall have been given to the Borrower by the Agent or any Lender.
SECTION 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due, whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any other Obligor having a principal amount, individually or in the aggregate, in excess of $5,000,000 (including Indebtedness under the Existing Loan Agreement), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.
SECTION 8.1.6 Judgments.
Any judgment or order for the payment of money (not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $5,000,000 shall be rendered against the Borrower or any other Obligor and either
(a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or
(b) there shall be any period of 15 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect.
SECTION 8.1.7 ERISA Events. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.
SECTION 8.1.8 Change in Control.  Any Change in Control shall occur.
SECTION 8.1.9 Bankruptcy, Insolvency, etc. The Borrower or any other Obligor shall
(a) generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;
(b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for the Borrower or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;
(c) in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within thirty (30) days;
(d) permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding (except as expressly permitted pursuant to Section 7.2.7(b), in each case, by or against the Borrower or any other Obligor, provided that if not commenced by the Borrower or any such other Obligor such proceeding shall be consented to or acquiesced in by the Borrower or any such other Obligor, or shall result in the entry of an order for relief or shall remain for thirty (30) days undismissed; or
(e) take any corporate action authorizing, or in furtherance of, any of the foregoing.
SECTION 8.1.10 Impairment of Loan Documents, Security, etc.  Any Loan
Document, or any Lien granted thereunder (other than with respect to non-real estate Collateral having an aggregate value of less than $100,000), shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any other Obligor party thereto; the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first registered priority Lien other than with respect to non-real estate Collateral having an aggregate value of less than $100,000..
SECTION 8.1.11 Non-Payment of Taxes. The Borrower or any of its Subsidiaries shall have failed to pay when due any taxes or other governmental charges in excess of $2,500,000, except any such taxes or other governmental charges which are being diligently contested by it in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
SECTION 8.1.12 Impairment of Material Agreements. Any Material Agreement shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Obligor party thereto; or there shall be any material event of default under any Material Agreement.
SECTION 8.1.13 Material Adverse Change. There shall be a material adverse change in the business, assets or financial condition of the Borrower and the Guarantors, taken as a whole.
SECTION 8.2 Action if Bankruptcy.  If any Event of Default described in clauses
(a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.
SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of
Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, may, and upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.
SECTION 8.4 Foreclosure on Collateral. If any Event of Default shall occur, the Agent shall have, in addition to all rights and remedies provided for in the U.C.C., all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Security Agreement.
SECTION 8.5 Payments Upon Acceleration. After the occurrence and during the continuance of an Event of Default and the acceleration of the Obligations pursuant to Sections 8.2 or 8.3, the Agent shall apply all payments in respect of the Obligations and all proceeds of Collateral to the Obligations in the following order:
(a) first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Agent, including fees and expenses referred to in Sections 3.4.7, 10.3 and 10.4;
(b) second, to pay Obligations in respect of any fees, expenses or indemnities then due to the Lenders;
(c) third, to pay interest due in respect of the Loans;
(d) fourth, to pay the principal outstanding with respect to the Loans; and
(e) fifth, to the payment of all other Obligations;
provided, however, all the available funds being applied with respect to any such Obligations referred to in any one of the above clauses shall be allocated to the payment of such Obligations ratably, based on the proportion of the Agent's and each Lender's interest in the aggregate outstanding Obligations described in such clauses.
ARTICLE IX

THE AGENT
SECTION 9.1 Actions. Each Lender hereby appoints GMAC as Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agent to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agent (with respect to which the Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agent, pro rata according to such Lender's Percentage of the Term Loans hereunder, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, the Agent in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which the Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the gross negligence or willful misconduct of the Agent. The Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become, in the determination of the Agent, inadequate, the Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.
SECTION 9.2 Funding Reliance, etc. Unless the Agent shall have been notified by telephone, confirmed in writing, by any Lender by 11:00 a.m. (New York City time), on the Closing Date that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Agent may assume that such Lender has made such amount available to the Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Agent, such Lender and the Borrower severally agree to repay the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Agent made such amount available to the Borrower to the date such amount is repaid to the Agent at the interest rate applicable at the time to Loans comprising such Borrowing.
SECTION 9.3 Exculpation. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor be responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry that may be made by the Agent shall not obligate it to make any further inquiry or to take any action. The Agent shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice that refers specifically to the same. The Agent shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agent believes to be genuine and to have been presented by a proper Person.
SECTION 9.4 Successor. The Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all the Lenders. If no successor Agent shall have been appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders,
(a) appoint a successor Agent, which shall be one of the Lenders or a commercial banking or finance institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking or finance institution, and having a combined capital and surplus of at least $250,000,000 or (b) designate the Lenders to perform the Agent's responsibilities. The successor Agent shall be entitled to receive from the retiring Agent such documents of transfer and assignment as such successor Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as the Agent, the provisions of
(a) this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement; and
(b) Section 10.3 and Section 10.4 shall continue to inure to its benefit.
SECTION 9.5 Credit Extensions by GMAC. GMAC shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Agent. GMAC and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Agent hereunder.
SECTION 9.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender, and based on such Lender's review of the financial information of the Borrower and its Subsidiaries and its review of such documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to enter into this Agreement and the other Loan Documents and to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agent and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.
SECTION 9.7 Copies, etc. The Agent shall give prompt notice to each Lender of each notice or request given to the Agent by the Borrower and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Agent from the Borrower for distribution to the Lenders by the Agent in accordance with the terms of this Agreement.
SECTION 9.8 Certain Collateral Matters. (a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.
(b) Each Lender agrees that no Lender shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Lenders and the Agent pursuant to the terms of the Loan Documents.
(c) The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Agent upon any Collateral (i) upon payment in full of all Loans and all other Obligations payable under this Agreement and the other Loan Documents;
(ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; (iii) constituting property in which the Borrower or any Subsidiary thereof owned no interest at the time the security interest and/or Lien was granted or at any time thereafter; (iv) constituting property leased to the Borrower or any Subsidiary thereof under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Subsidiary to be, renewed or extended; (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full; or (vi) if approved, authorized or ratified in writing by the Required Lenders or, if required by Section 10.1, each Lender. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of collateral pursuant to this Section.
ARTICLE X

MISCELLANEOUS PROVISIONS
SECTION 10.1 Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Agent (acting only at the direction or with the authority of the Required Lenders); provided, however, that no such amendment, modification or waiver which would:
(a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to by each Lender;
(b) modify this Section, increase any Commitment Amount or the Percentage of any Lender, reduce any fees described in Article III, change the time for payment of fees to the Lenders described in Article III, release all or substantially all of the Collateral except as otherwise specifically provided in any Loan Document, release or limit any Obligor from its guarantee obligations under any Loan Document except as otherwise specifically provided therein, or alter in any manner the pro rata sharing of payments required hereunder, shall be made without the consent of any Lender affected thereby;
(c) change the definition of "Required Lenders" or any other provision of this Agreement or other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, shall be made without the consent of any Lender (or each Lender of such Class, as the case may be);
(d) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment under clause (a) of Section 3.1.2 of principal of, or interest on, any Term Loan (or reduce the principal amount of or rate of interest on any Term Loan) or extend any Commitment Termination Date without the consent of the holder of that Note evidencing such Loan;
(e) change any provision of any Loan Document in a manner that by its terms adversely affects the rights or obligations of Lenders of any Class differently than Lenders of any other Class, shall be made without the consent of Non-Defaulting Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each Class affected thereby;
(f) affect adversely the interests, rights or obligations of the Agent in its capacity as Agent, without the consent of the Agent.
Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement
No failure or delay on the part of the Agent or any Lender in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Agent, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by law.
SECTION 10.2 Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address or telecopy number set forth on Schedule III hereto (or set forth in a Lender Assignment Agreement) or at such other address or telecopy number as may be designated by such party in a notice to the other parties given in accordance with this Section. Any notice, if mailed by first class mail and properly addressed with postage prepaid, shall be deemed given three Business Days after posting; any notice, if sent by prepaid overnight express shall be deemed delivered on the next Business Day; any notice, if transmitted by telecopy, shall be deemed given when sent, with confirmation of receipt; any notice, if transmitted by hand, shall be deemed received when delivered.
SECTION 10.3 Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of the Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of McGuireWoods LLP, counsel to the Agent) in connection with
(a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Lenders' and the Agent's consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;
(b) the filing, recording, refiling or rerecording of the Loan Documents and any other security instruments executed in connection with the transactions contemplated hereby;
(c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;
(d) sums paid or incurred to pay any amount or take any action required by the Borrower or any other Obligor under the Loan Documents that the Borrower or any such Obligor fails to pay or take; and
(e) costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers.
The Borrower further agrees to pay, and to save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the Credit Extensions hereunder, or the issuance of the Notes or any other Loan Documents. The Borrower also agrees to reimburse the Agent and each Lender upon demand for all reasonable expenses (including, without limitation, the fees and out-of-pocket expenses of counsel to the Agent and each Lender, including the allocated fees and expenses of in-house counsel and consultants, if any, who may be retained by such persons) incurred by the Agent or each such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations. To the extent the Borrower fails to pay any such amounts, each Lender hereunder agrees to pay to the Agent its pro rata share of such unpaid amount.
SECTION 10.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies, exonerates and holds the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to
(a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan;
(b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to fund any Borrowing);
(c) any investigation, litigation or proceeding involving the Agent or any Lender in its capacity as such related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock, other equity interests or assets of any Person, whether or not the Agent or any Lender is party thereto;
(d) Environmental Laws relating to the Borrower or its Subsidiaries, including the assertion of any Lien thereunder;
(e) the presence on or under, or the discharge, emission, spill or disposal from, any real property owned or leased by the Borrower or any of its Subsidiaries or into or upon any land or the atmosphere, of any Hazardous Material where a source of the Hazardous Material is such real property (including: (i) the costs of defending and or counterclaiming or claiming over against third parties in respect of any related action or matter; and
(ii) any cost, liability or damage arising out of a settlement of any such action entered into by the Lender);
(f) complying with or otherwise in connection with any order, consent, decree, settlement, judgment or verdict arising from the deposit, storage, disposal, burial, dumping, injection, spilling, leaking, or other placement or release in, on or from any real property owned or leased by the Borrower or any of its Subsidiaries of any Hazardous Material (including any order under the Environmental Laws to clean-up or decommission), whether or not such deposit, storage, disposal, burial, dumping, injecting, spillage, leaking or other placement or release in, on or from any such real property of any Hazardous
Material:
(i) results by, through or under property owned or leased by the Borrower or any of its Subsidiaries; or
(ii) occurred with the Borrower's knowledge and consent; or
(iii) occurred before or after the Effective Date, whether with or without the Borrower's knowledge;
except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
SECTION 10.5 Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under
Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all the
Commitments.  All covenants, agreements, representations and warranties made by the Obligors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.
SECTION 10.6 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 10.7 Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
SECTION 10.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and each initial Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.
SECTION 10.9 Governing Law; Entire Agreement. THIS AGREEMENT AND THE NOTES SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.
SECTION 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:
(a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Agent and all Lenders; and
(b) the rights of sale, assignment and transfer of the Lenders are subject to
Section 10.11.
SECTION 10.11 Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section.
SECTION 10.11.1 Assignments. (a) Any Lender (the "Assignor Lender"), with the written consent of the Borrower and the Agent (which consent, in the case of the Borrower, shall not to be unreasonably withheld or delayed and shall not, in any event, be required if any Default or Event of Default shall have occurred and be continuing), may at any time assign and delegate all or any fraction of such Lender's Loans, participations to one or more commercial banks, finance companies, insurance companies or other financial institutions or funds, and with notice to the Borrower and the Agent, but without the consent of the Borrower or the Agent, may assign and delegate to any of its Affiliates or to any other Lender (each Person described in either of the foregoing clauses as the Person to whom such assignment and delegation is to be made being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans, in an aggregate amount of $5,000,000 (or, if less, the total of such Lender's aggregate principal amount of Loans outstanding); provided, however, that so long as no Default has occurred and is continuing, no assignment and delegation shall be made to any Direct Competitor of the Borrower without the Borrower's consent and provided, further however, that the Borrower, each other Obligor and the Agent shall be entitled to continue to deal solely and directly with such Assignor Lender in connection with the interests so assigned and delegated to an Assignee Lender until
(i) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Agent by the Assignor Lender and the Assignee Lender;
(ii) the Assignee Lender and the Assignor Lender shall have executed and delivered to the Borrower and the Agent a Lender Assignment Agreement, accepted by the Agent; and
(iii) the processing fees described below shall have been paid.
From and after the date that the Agent accepts such Lender Assignment Agreement, (x) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five (5) Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and, if the Assignor Lender has retained
Loans hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Notes.
The Assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. The Assignor Lender or the Assignee Lender must also pay a processing fee to the Agent upon delivery of any Lender Assignment Agreement in the amount of $5,000. Any attempted assignment and delegation not made in accordance with this Section shall be null and void.
(b) Notwithstanding clause (a), any Lender may assign and pledge all or any portion of its Loans and Notes and other rights to a Federal Reserve Bank as collateral security; provided, however, that no such assignment under this clause (b) shall release the Assignor Lender from any of its obligations hereunder.
SECTION 10.11.2 Participations. (a) Any Lender may at any time without the consent of the Borrower or the Agent (but with prior written notice to the Borrower and the Agent) sell to one or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that
(i) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan
 Document;
(ii) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;
(iii) the Borrower and each other Obligor and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;
(iv) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clause
(b), (c) or (d) of Section 10.1; and
(v) the Borrower shall not be required to pay any amount under clause (b) of this Section that is greater than the amount which it would have been required to pay had no participating interest been sold.
(b) The Borrower acknowledges and agrees that each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 10.3 and 10.4, shall be considered a Lender.
SECTION 10.12 Other Transactions. Nothing contained herein shall preclude either the Agent or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
SECTION 10.13 Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY
PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
SECTION 10.14 Waiver of Jury Trial, etc. THE AGENT, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.
SECTION 10.15 Waiver of Certain Claims. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND EACH OF ITS SUBSIDIARIES SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST THE AGENT, EACH LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF. DOCUMENT.
        SECTION 10.16 Confidentiality. The Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement and identified as such by the Borrower in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices and in any event may make disclosure to any of its legal or financial advisors or as reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or participation or any recipient reasonably acceptable to the Borrower or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such legal or financial advisor, offeree, transferee or participant or other approved recipient to agree (and require any of its offerees, transferees participants or other approved recipient to agree) to comply with this Section
10.16.  In no event shall any Lender
be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee or participant it shall return all materials furnished to it by the Borrower in connection with this Agreement.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
THE PEP BOYS - MANNY, MOE & JACK
By:  _/s/ Bernard K. McElroy
   Name: Bernard K. McElroy
   Title: VP - Finance, Treasurer & Assistant
             Secretary
GMAC BUSINESS CREDIT, LLC, as the Agent
By: /s/ Michael R. Reisner
   Name: Michael R. Reisner
   Title: Senior Vice-President
LENDERS:
GMAC BUSINESS CREDIT, LLC
By: /s/ Michael R. Reisner
   Name: Michael R. Reisner
   Title: Senior Vice-President